EXHIBIT 10.1




                           AG-CHEM EQUIPMENT CO., INC.

                     ---------------------------------------

                                LONG TERM SECOND
                 AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                                  US$45,000,000

                     ---------------------------------------

                            DATED AS OF JUNE 10, 1997

                     ---------------------------------------

                        NBD BANK, FOR ITSELF AND AS AGENT

                         FIRST CHICAGO NBD BANK, CANADA

                       THE FIRST NATIONAL BANK OF CHICAGO

                          HARRIS TRUST AND SAVINGS BANK

             COOPERATIEVE CENTRALE RAIFFEISEN - BOERENLEENBANK B.A.,
                      "RABOBANK NEDERLAND", NEW YORK BRANCH


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                                TABLE OF CONTENTS

        LONG TERM SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                                                                            Page

Introduction...........................................................        1

ARTICLE I - DEFINITIONS................................................        1
   1.1     Certain Definitions ........................................        1
   1.2     Certain Rules of Construction ..............................       11
   1.3     Acknowledgment and Restatement of Credit ...................       12

ARTICLE II - CREDIT FACILITY AND ADVANCES..............................       13
   2.1     Commitments of the Lenders .................................       13
   2.2     Requesting Advances ........................................       13
   2.3     Funding Advances ...........................................       15
   2.4     Termination or Reduction of Commitment .....................       15
   2.5     Interest and Principal Repayment ...........................       16
   2.6     Payments by Company ........................................       17
   2.7     Remittance by Agent ........................................       17
   2.8     Set-Off; etc ...............................................       18
   2.9     Servicing Fees .............................................       19
   2.10    Additional Costs; Illegality and Impossibility .............       19

ARTICLE III - CONDITIONS PRECEDENT TO ADVANCES.........................       21
   3.1     Conditions for Initial Advances ............................       21
   3.2     Further Conditions for Advances ............................       23

ARTICLE IV - REPRESENTATIONS AND WARRANTIES............................       23
   4.1     Corporate Existence and Power ..............................       23
   4.2     Corporate Authority ........................................       24
   4.3     Binding Effect .............................................       24
   4.4     Subsidiaries ...............................................       24
   4.5     Litigation .................................................       24
   4.6     Financial Condition ........................................       24
   4.7     Use of Advances ............................................       25
   4.8     Consents, Etc ..............................................       25
   4.9     Taxes ......................................................       25
   4.10    Title to Properties ........................................       25
   4.11    Compliance with Governmental Regulations ...................       25
   4.12    ERISA ......................................................       25
   4.13    Environmental and Safety Matters ...........................       26
   4.14    Investment Company Act; Unregistered Securities ............       27

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   4.15    Public Utility Holding Company .............................       27
   4.16    Disclosure .................................................       27

ARTICLE V - COVENANTS..................................................       27
   5.1     Affirmative Covenants ......................................       27
   5.2     Negative Covenants .........................................       31

ARTICLE VI - DEFAULT...................................................       34
   6.1     Events of Default ..........................................       34
   6.2     Remedies ...................................................       36

ARTICLE VII - THE AGENT................................................       38
   7.1     Appointment, Powers and Immunities .........................       38
   7.2     Reliance by Agent ..........................................       38
   7.3     Rights as a Lender .........................................       38
   7.4     Indemnification ............................................       39
   7.5     Non-Reliance on Agent and Other Lenders ....................       39
   7.6     Duties of Agent ............................................       39
   7.7     Successor Agent ............................................       40
   7.8     Nature of Advances .........................................       40
   7.9     Default Interest ...........................................       41
   7.10    Limited Purpose of Certain Provisions ......................       41

ARTICLE VIII - MISCELLANEOUS...........................................       41
   8.1     Waivers, Amendments, etc ...................................       41
   8.2     Notices ....................................................       42
   8.3     No Waiver by Conduct; Remedies Cumulative ..................       43
   8.4     Reliance on and Survival of Various Provisions .............       43
   8.5     Expenses; Indemnification ..................................       43
   8.6     Successors and Assigns .....................................       44
   8.7     Disclosure of Information ..................................       44
   8.8     Counterparts ...............................................       45
   8.9     Governing Law ..............................................       45
   8.10    Table of Contents and Headings .............................       45
   8.11    Construction of Certain Provisions .........................       45
   8.12    Integration and Severability ...............................       46
   8.13    Independence of Covenants ..................................       46
   8.14    Interest Rate Limitation ...................................       46
   8.15    Limitation of Liability ....................................       46
   8.16    Interpretation .............................................       46
   8.17    Jurisdiction and Venue .....................................       47
   8.18    Waiver of Jury Trial .......................................       47

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                      LONG TERM SECOND AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT

         This Long Term Second Amended and Restated Revolving Credit Agreement, dated as of June 10, 1997, is among Ag-Chem Equipment Co., Inc., a Minnesota corporation (the "Company"), and NBD Bank ("NBD") for itself and as agent (in such capacity "Agent"), First Chicago NBD Bank, Canada ("Canadian Lender") and the other banks set forth on the signature pages hereto or who otherwise become parties to this Agreement..


                                  INTRODUCTION

         A. The Company has obtained various revolving loans from NBD, Harris Trust and Savings Bank ("Harris") and National City Bank of Minneapolis ("NCB") pursuant to a Long Term Amended and Restated Revolving Credit Agreement, as amended, dated January 12, 1996, as amended by agreements dated March 29, 1996, June 28, 1996, January 1, 1997 and February 25, 1997 among the Company, NBD, Harris and NCB (the "Existing Loan Agreement").

         B. The existing obligations of the Company are evidenced by the Revolving Note in the principal amount of $15,000,000, dated January 12, 1996, from the Company to NBD, the Revolving Note in the principal amount of $1,666,667, dated January 12, 1996, from the Company to NCB, and the revolving
Note in the principal amount of $8,333,333, dated January 12, 1996 from the Company to Harris (collectively, the "Existing Notes").

         C. The Company has requested certain changes to its revolving credit facility, including increasing the amount and funding advances in multiple currencies.

         D. The Agent has brought in another lender to replace NCB and to provide multiple currency advances.

         E. The Company, the Agent and the Lenders desire to amend and restate the Existing Loan Agreement in its entirety on the terms and conditions set forth in this Agreement.

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Adjusted Dutch LIBOR Rate" shall mean, for any Loan Period and the applicable Dutch Guilder Advance, the per annum rate of interest equal to the sum of (a) the then applicable Margin, plus (b) the per annum rate (rounded up, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined by dividing (i) the Dutch LIBOR Rate for such Dutch Guilder Advance and related Loan Period, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any basic, marginal, emergency,

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supplemental, special or other reserves) that is specified from time to time during a Loan Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, without benefit of credit or prorations, exemptions or offsets which might otherwise be available to any of the Lenders from time to time under Regulation D.

         "Adjusted LIBOR Rate" shall mean, for any Loan Period and the applicable LIBOR Rate Advance, the per annum rate of interest equal to the sum of (a) the then applicable Margin, plus (b) the per annum rate (rounded up, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined by dividing (i) the LIBOR Rate for such LIBOR Rate Advance and related Loan Period, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any basic, marginal, emergency, supplemental, special or other reserves) that is specified from time to time during a Loan Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, without benefit of credit or prorations, exemptions or offsets which might otherwise be available to any of the Lenders from time to time under Regulation D.

         "Advance(s)" means individually or collectively, as appropriate, the Dutch Guilder Advances, Floating Rate Advances, LIBOR Rate Advances, Canadian Prime Rate Advances and Cost of Funds Advances.

         "Advancing Agent" means, as appropriate, the Agent with respect to the Floating Rate Advances and LIBOR Rate Advances, the Canadian Lender with respect to Canadian Prime Rate Advances and Cost of Funds Advances, and the London Agent with respect to the Dutch Guilder Advances.

         "Affiliate", when used with respect to any person, means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and includes (a) any person which beneficially owns or holds 5% or more of any class of voting securities of such person or 5% or more of the equity interest in such person, (b) any person of which such person beneficially owns or holds 5% or more of any class of voting securities or in which such person beneficially owns or holds 5% or more of the equity interests and (c) any director, officer or employee of such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" shall mean NBD Bank in its capacity as agent hereunder or any successor agent appointed pursuant to the terms hereof.

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         "Agreement" means this Long Term Amended and Restated Revolving Credit
Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed or extended.

         "Applicable Rate" means, for any Loan Period and the relevant Advance, the rate of interest applicable thereto.

         "Business Day" means a day other than (a) with respect to all Advances, a Saturday, Sunday or other day on which the banks in Chicago, Detroit or New York generally are not open to the public for carrying on substantially all of their banking functions, (b) with respect to Canadian Advances only, a Saturday, Sunday or other day on which the banks in Toronto are generally not open to the public for carrying on substantially all of their banking functions, and (c) with respect to LIBOR Rate Advances and Dutch Guilder Advances only, , a Saturday, Sunday or other day on which the banks in London or in the Netherlands generally are not open to the public for carrying on substantially all of their banking functions, or a day on which the London interbank market is not transacting business generally.

         "Canadian Advance(s)" means an advance under Section 2.1(b) which is made in CDN Dollars and may be either a Canadian Prime Rate Advance or a Cost of Funds Advance.

         "Canadian Lender" shall mean First Chicago NBD Bank, Canada or any successor appointed pursuant to the terms hereof.

         "Canadian Prime Rate" means the per annum rate equal to the prime rate of interest announced by the Canadian Lender for advances in Canadian Dollars, as in effect from time to time, which rate may not be the lowest rate charged by such institution to any of its customers, which Canadian Prime Rate shall change simultaneously with any change in such announced prime rate.

         "Canadian Prime Rate Advance" means an advance under Section 2.1 which is made in Canadian Dollars and bears interest at the Canadian Prime Rate.

         "Capital Expenditures" means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries for such period, as the same are or should be set forth on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

         "Capital Lease" of any person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such person.

         "Cash Equivalents" means, as to any person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (b) time deposits and certificates of deposit

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of any commercial bank with a long-term unsecured debt rating of at least A or its equivalent from Standard & Poor's Rating Group or at least A-2 or its equivalent from Moody's Investors Service, Inc. with maturities of not more than six months from the date of acquisition by such person, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. or at least F-1 or the equivalent thereof by Fitch Investor Services, Inc. and in each case maturing not more than 270 days after the date of issuance by such person, and (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above.

         "CDN Dollars" and "CDN$" means the lawful money of Canada.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

         "Commitment" means the commitment of a Lender to make Advances pursuant to Section 2.1(a) or (b), as applicable, in the maximum principal set forth opposite the Lender's name on the signature pages hereof as its Tranche A Commitment or Tranche B Commitment, as such amount may be reduced from time to time pursuant to Section 2.5.

         "Cost of Funds Rate " means with respect to a Cost of Funds Advance of a specified Loan Period, the rate of interest per annum equal to the sum of (a) the then applicable Margin, plus (b) the annual rate of interest quoted on the Business Day prior to the first day of such Loan Period by the Canadian Lender as being its rate of interest for cost of funds loans in CDN Dollars for a face amount similar to the amount of the applicable Cost of Funds Advance and for a term equivalent to the applicable Loan Period.

         "Cost of Funds Advance" means an advance under Section 2.1 which is made in CDN Dollars and bears interest at the Cost of Funds Rate.

         "Contingent Liabilities" of any person means, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

         "Default" means any of the events or conditions described in Section
6.1 which would, unless cured, become an Event of Default with notice or lapse of time or both.

         "Default Rate" means a rate per annum that is equal to the sum of the Applicable Rate plus three percent (3%) per annum.

         "Dollar Amount" of any currency at any date means the equivalent of such amount in Dollars, calculated on the basis of the London Agent's spot buying rate (based on the London interbank market rate then prevailing) for such other currency against Dollars as of approximately 10:00 a.m. (London time) on the date on which such amount is to be determined.

         "Dollars", "US$" and "$" means the lawful money of the United States of America.

         "Dutch Guilders" means the lawful money of the Kingdom of the Netherlands.

         "Dutch Guilder Advance(s)" means an advance under Section 2.1(a) which is made in Dutch Guilders and bears interest at the Adjusted Dutch LIBOR Rate.

         "Dutch LIBOR Rate" means, for any Dutch Guilder Advance and the related Loan Period, the per annum rate of interest at which deposits in Dutch Guilders for such Loan Period and in an aggregate amount comparable to the principal amount of such Dutch Guilder Advance are offered to the London Agent by other prime banks in the London interbank market, at approximately 11:00 a.m., London time, on the day that is two Business Days preceding the applicable Reset Date, as determined by the London Agent.

         "EBITDA" means, for any period, Net Income plus the sum of all amounts recorded and deducted in computing Net Income for such period in respect of Interest Expense, taxes, depreciation charges and expenses and amortization charges and expenses (whether paid or accrued, or a cash or non-cash expense), as determined in accordance with GAAP.

         "Effective Date" means the date on which the Lenders purchase a portion of the Existing Indebtedness pursuant to Section 1.3(b) below.

         "Environmental Laws" means any and all Governmental Regulations concerning the protection of, or regulating the discharge of substances into, the environment, including the Governmental Regulations specified in the definition of Hazardous Materials.

         "Equivalent Amount" means, on any date, the amount of CDN Dollars or Dutch Guilders, as applicable, converted from Dollars (i) at the Canadian Lender's spot buying rate for Dollars against CDN Dollars as of approximately 10:00 a.m. (Toronto time), on the date on which such amount is to be determined, or (ii) at the London Agent's spot buying rate (based on the London interbank market rate then prevailing) for Dollars against Dutch Guilders as of approximately 10:00 a.m. (London time), on the date on which such amount is to be determined.

         "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended from time to time, and the regulations thereunder.

         "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

         "Event of Default" means any of the events or conditions described in
Section 6.1.

         "Existing Guaranties" means the Guaranties (Long Term) dated January 12, 1996, from Lor*Al Products, Inc., Ag-Chem Equipment Co International Corp, Ag-Chem Equipment Canada Ltd., and Soil Teq, Inc. and the Guaranty (Long Term) dated January 1, 1997, from Ag-Chem Sales Co., Inc., all for the benefit of NCB, Harris and NBD.

         "Existing Loan Documents" means the Existing Loan Agreement (as defined in the Introduction), Existing Notes (as defined in the Introduction), and the Existing Guaranties.

         "Existing Indebtedness" means all obligations of the Company to NBD, Harris and NCB under the Existing Loan Documents, including, but not limited to, payments of principal, interest and fees.

         "Facility Margin" shall mean the following per annum percent applicable from time to time based on the ratio of Funded Debt to EBITDA determined on a rolling four quarter basis at the end of the applicable fiscal quarter:

              Ratio of Funded Debt to EBITDA                     Facility Margin
              ------------------------------                     ---------------
                Less than 1.75 to 1.0                                 0.125%

                Equal to or greater than 1.75 to 1.0                  0.150%
                but less than 2.50 to 1.0

                Equal to or greater than 2.50 to 1.0                  0.200%
                but less than or equal to 3.25 to 1.0

The foregoing ratios shall be determined as of the end of each fiscal quarter based upon the financial statements to be delivered by the Company pursuant to
Section 5.1(d)(ii). The determination of the Facility Margin as of the end of each such fiscal quarter shall be set forth on a certificate prepared by the Company and delivered with the financial statements to be delivered with respect to such quarter pursuant to Section 5.1(d)(ii). Any increase or decrease in the Facility Margin shall become effective beginning after the fifth Business Day following the date on which the Company delivers to the Agent its financial statements in accordance with Section 5.1(d)(ii), together with a certificate showing that a change in the Facility Margin is required; provided, however, if the financial statements required by Section 5.1(d)(ii) for the applicable quarters, together with the foregoing certificate, are not delivered within the required time period, then, until such delivery the "Facility Margin" shall be deemed to be 0.200%.

Notwithstanding the foregoing, until the financial statements for the quarter ended June 30, 1997 are delivered pursuant to Section 5.1(d)(ii), the Facility Margin shall be deemed to be 0.200%.

         "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System only, arranged by Federal Funds brokers, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by Agent.

         "FDIC" means the Federal Deposit Insurance Corporation and any entity succeeding to its functions.

         "Fixed Rate Advance" shall mean a LIBOR Rate Advance, a Cost of Funds Advance or a Dutch Guilder Advance.

         "Floating Rate" shall mean the per annum rate equal to the higher of
(i) Prime Rate in effect from time to time, and (ii) 1/2% per annum plus the Federal Funds Rate from time to time determined by the Agent. Such Floating Rate shall change simultaneously with any change in the Prime Rate or Federal Funds Rate.

         "Floating Rate Advance" means an advance under Section 2.1 which is made in Dollars and bears interest at the Floating Rate.

         "Funded Debt" means, at any date, all Indebtedness of the Company and its consolidated Subsidiaries which bears interest (including Capital Leases), other than Subordinated Debt.

         "Funding Date" means any Business Day designated by the Company as a day on which (a) a new Advance is to be made or a Letter of Credit is to be issued, (b) a Floating Rate Advance is to be converted to a Fixed Rate Advance, or (c) a Loan Period or Letter of Credit is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis, and with respect the covenants in Section 5.2(a), (b) and (c), consistent with those principles in effect at the date of the financial statements listed in Schedule 4.6.

         "Governmental Authority" means any federal, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any and all Governmental Regulations (including decrees, rules and orders) of any governmental bodies and offices having power to regulate or supervise the business activities of any of the Company, a Loan Party, the Agent or any Lender.

         "Governmental Regulations" means any and all laws, statutes, ordinances, rules, regulations, treaties, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States or of any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

         "Guaranties" means the Guaranties given by the Guarantors to the Agent and the Lenders guarantying the Obligations, together with any amendments or restatements thereof.

         "Guarantor(s)" means Ag-Chem Sales Co., Inc., a Minnesota corporation, Lor*Al Products, Inc., a Minnesota corporation, Ag-Chem Equipment Co International Corp, a Virgin Islands corporation, Ag-Chem Equipment Canada Ltd., a Minnesota corporation, Soil Teq, Inc., a Minnesota corporation, Kurstjens Terra-Gator, B.V., a Netherlands private limited liability company and any other person or entity that may guarantee the Obligations from time to time.

         "Hazardous Materials" means asbestos-containing materials, mono- or polychlorinated biphenyl urea formaldehyde products, radon, radioactive materials and any "hazardous substance," "hazardous waste," "pollutant," "toxic pollutant," "oil or contaminant" as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC ss.9601 et seq., and 40 CFR ss.302.1 et seq.; the Federal Clean Air Act, as amended, 42 USC ss.7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC ss.6901 et seq., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC ss.1251 et seq., as amended, and regulations thereunder; 40 CFR ss.116.1 et seq.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release or emission of which is regulated or governed by any Environmental Laws.

         "Indebtedness" of any person means (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for accounts payable for goods, property or services arising in the ordinary course of business that are not more than 30 days past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of unfunded benefit liabilities (determined in accordance with Section 4001(a)(18) of ERISA) under any Plan of such person or of any ERISA Affiliate and any unfunded current liabilities with respect to any employee benefit pension plans maintained by such person outside the United States, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in any amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all Contingent Liabilities of such person.

         "Interest Coverage Ratio" means the ratio of (a) the net income of the Company and its consolidated Subsidiaries, before interest expense and taxes, determined in accordance with GAAP, to (b) Interest Expense for the Company and its Subsidiaries, on a consolidated basis, to be calculated as of the end of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending.

         "Interest Expense" means, for a person for the applicable fiscal period, such person's interest expense (including capitalized interest accrued during such period) for such period computed in accordance with GAAP including, without limitation, the portion of any obligation under a Capital Lease allocable to interest expense in accordance with GAAP.

         "Interest Payment Date" means each January 1, April 1, July 1 and October 1.

         "Investment" of any person in another person means any advance, loan, extension of credit or capital contribution to, or any investment in the capital stock or other equity interest, or Indebtedness of, such other person or any Contingent Liability incurred for the benefit of such other person.

         "Lender(s)" means the US Lenders and the Canadian Lender.

         "Letter(s) of Credit" means, individually or collectively, as the case may be, each letter of credit issued by the Agent pursuant to Section 2.4 hereof for the account of a Loan Party.

         "Letter of Credit Obligations" means, at any date of determination, the aggregate amount available to be drawn on the outstanding Letters of Credit on such date (assuming compliance by the beneficiary with the terms of each such Letter of Credit) and any unreimbursed amounts with respect to Letters of Credit which have been drawn on and have not been turned into an Advance.

         "L/C Documents" has the meaning given in Section 2.4(b)(i).

         "LIBOR Rate" means, for any LIBOR Rate Advance and the related Loan Period, the per annum rate of interest equal to the offered rate for deposits in Dollars for the applicable Loan Period and comparable amount, commencing on the first day of such Loan Period (a "Reset Date") which appears on the Telerate Screen page 3750 (British Bankers' Association LIBOR setting) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to such Reset Date, except as provided below. If two or more such offered rates appear on the Telerate Screen on the applicable date, the LIBOR Rate will be the arithmetic mean of such offered rates. If the source referred to in the first sentence of this definition is not reasonably available to the Agent, the LIBOR Rate for a particular LIBOR Rate Advance and the related Loan Period shall be the per annum rate of interest at which deposits in Dollars for such Loan

Period and in an aggregate amount comparable to the principal amount of such LIBOR Rate Advance are offered to the First National Bank of Chicago by other prime banks in the London interbank market, at approximately 11:00 a.m., London time, on the day that is two Business Days preceding the applicable Reset Date, as determined by the Agent.

         "LIBOR Rate Advance" means an advance under Section 2.1 which is made in Dollars and bears interest at the Adjusted LIBOR Rate.

         "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, finance statement filing (other than with regard to operating leases), lessor's or lessee's interest under any lease (other than the lessee's interest under any operating lease), subordination of any claim or right, or any other type of lien, charge, encumbrance or other claim or right.

         "Loan Documents" means this Agreement, the Notes, the Guaranties, the Short Term Credit Agreement, any L\C Documents and all other agreements, documents or instruments now or hereafter executed by or on behalf of the Company, any of its Subsidiaries or any Guarantor and delivered to the Agent or the Lenders in connection with this Agreement or the Short Term Credit Agreement.

         "Loan Party" means the Company and each Guarantor.

         "Loan Period" means, (i) with respect to each Floating Rate Advance and Canadian Prime Rate Advance, the period commencing on the Funding Date for such Advance and ending on the earlier to occur of (A) the date of repayment by the Company, and (B) the Termination Date, (ii) with respect to each Cost of Funds Advance, the period commencing on the Funding Date for such Advance and ending 30, 60, 90 or 180 days thereafter, as specified by the Company in the related notice under Section 2.2, and (iii) with respect to each LIBOR Rate Advance and Dutch Guilder Advance, the period commencing on the Funding Date for such Advance and ending one month, two months, three months or six months thereafter, as specified by the Company in the related notice under Section 2.2; provided, however, that with respect to LIBOR Rate Advances and Dutch Guilder Advances:

         (a) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Loan Period shall end on the next preceding Business Day;

         (b) any Loan Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

         (c) any Loan Period which would otherwise end after the Termination Date will end on the Termination Date.

         "London Agent" shall mean The First National Bank of Chicago or any successor agent appointed pursuant to the terms hereof.

         "Margin" means the following per annum percent applicable from time to time, based on the ratio of Funded Debt to EBITDA determined on a rolling four quarter basis at the end of the applicable fiscal quarter:

            Ratio of Funded Debt to EBITDA                          Margin
            ------------------------------                          ------

                Less than 1.75 to 1.0                               0.375%

                Equal to or greater than 1.75 to 1.0                0.600%
                but less than 2.50 to 1.0

                Equal to or greater than 2.50 to 1.0                0.800%
                but less than or equal to 3.25 to 1.0

The foregoing ratios shall be determined as of the end of each fiscal quarter based upon the financial statements to be delivered by the Company pursuant to
Section 5.1(d)(ii). The determination of the Margin as of the end of each such fiscal quarter shall be set forth on a certificate prepared by the Company and delivered with the financial statements to be delivered with respect to such quarter pursuant to Section 5.1(d)(ii). Any increase or decrease in the Margin shall become effective for any newly funded or thereafter extended Fixed Rate Advances beginning after the fifth Business Day following the date on which the Company delivers to the Agent its financial statements in accordance with
Section 5.1(d)(ii), together with a certificate showing that a change in the Margin is required; provided, however, if the financial statements required by
Section 5.1(d)(ii) for the applicable quarters, together with the foregoing certificate, are not delivered within the required time period, then, until such delivery the "Margin" shall be deemed to be 0.800%. Notwithstanding the foregoing, until the financial statements for the quarter ended June 30, 1997 are delivered pursuant to Section 5.1(d)(ii), the Margin shall be 0.800%.

         "Material Adverse Event" means any event, occurrence or state of facts which has or could reasonably be expected to have a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) of the Company or any of its Subsidiaries.

         "Multiemployer Plan" means any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

         "Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries after taxes, determined in accordance with GAAP.

         "Notes" means the promissory note(s) of the Company as described in
Section 2.1(c) evidencing the Advances, in the form of Exhibit 2.1, executed and delivered by the Company to each Lender, together with any promissory note or notes issued in exchange or replacement therefore.

         "Obligations" means the principal of and interest on the Advances, the Letter of Credit Obligations and all other indebtedness, obligations and liabilities of the Company to any Lender under, arising out of or in connection with this Agreement or any other Loan Document (including indemnities, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance by the Company and its Subsidiaries with the terms and conditions of this Agreement and the other Loan Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Percentage" means each Lender's pro rata share of the Tranche A Commitment of the Lenders expressed as a percentage as set forth on the signature pages of this Agreement, as such Percentage may from time to time be amended, provided, that, collectively, NBD Bank's and the London Agent's pro rata share collectively will be deemed to be 50% and any fees or costs payable to them or payable by them hereunder based on their Percentage will be paid to or by NBD Bank.

         "Permits" means any and all licenses, permits, orders, decrees or approvals which are required under Governmental Regulations in connection with any of the businesses or properties of any Loan Party.

         "Permitted Liens" means Liens permitted by Section 5.2(e).

         "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary or such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary or such person or any ERISA Affiliate could have liability with respect to such pension plan.

         "Prime Rate" means the per annum rate equal to the prime rate of interest as announced by NBD at its principal office at Detroit, Michigan, as in effect from time to time, which rate may not be the lowest rate charged by NBD to any of its customers, which Prime Rate shall change simultaneously with any change in such announced prime rate.

         "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

         "Rabobank" means Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A., "Rabobank Nederland", New York Branch.

         "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

         "Required Lenders" means those Lenders which hold at least 66-2/3% of the outstanding Advances, or if no Advances are outstanding, 66-2/3% of the combined Tranche A and Tranche B Commitments.

         "Short Term Credit Agreement" means the Short Term Revolving Credit Agreement, executed by the Company, the Agent and the Lenders, dated the date hereof, and any amendments or restatements thereof.

         "Subordinated Debt" shall mean Indebtedness of the Company or any of its Subsidiaries which is incurred, after the Effective Date, with the written consent of the Required Lenders; provided that such Indebtedness is made subordinate to the Obligations on terms reasonably satisfactory to the Required Lenders; and provided further that, unless otherwise agreed to by the Required Lenders, the Agent shall take custody and possession of all original notes or other evidence of such Indebtedness.

         "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

         "Tangible Net Worth" means, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts of the Company and its consolidated Subsidiaries plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and its consolidated Subsidiaries, minus (b) the amount of any treasury stock reflected on such balance sheet, minus (c) any amount attributable to the write-up of assets (other than marketable securities) on or after September 30, 1995, minus (d) the net book value of all items of the following character which are included in the assets of the Company and its consolidated Subsidiaries as of such date: (i) goodwill, including the excess of cost over book value of any asset; (ii) organization or experimental expenses; (iii) unamortized debt discount and expense; (iv) patents, trademarks, trade names and copyrights; (v) franchises, licenses and permits; (vi) amounts due from Affiliates and (vii) all other assets which are deemed intangible assets under GAAP.

         "Termination Date" means the earlier to occur of (a) May 31, 2000 and
(b) the date on which the Commitments shall be terminated pursuant to the provisions of this Agreement.

         "Total Liabilities" means, as of the date of determination, the total liabilities of the Company and its consolidated Subsidiaries that would properly be classified as a liability under GAAP.

         "Tranche A Commitment" means US$40,000,000, as the same may be reduced pursuant to Section 2.5 or hereafter amended from time to time.

         "Tranche B Commitment" means the CDN Dollar Equivalent Amount of US$5,000,000, as the same may be reduced pursuant to Section 2.5 or hereafter amended from time to time.

         "Type of Advance" means a Dutch Guilder Advance, Floating Rate Advance, LIBOR Rate Advance, Canadian Prime Rate Advance and Cost of Funds Advance.

         "US Advance(s)" means an advance under Section 2.1(a) which is made in Dollars and may be either a Floating Rate Advance or a LIBOR Rate Advance.

         "US Lender(s)" means those financial institutions listed on the signature pages to this Agreement as having a Tranche A Commitment, together with such other financial institutions which from time to time become party to this Agreement and have a Tranche A Commitment.

         1.2 Certain Rules of Construction. For purposes of this Agreement:

         (a) Certain References. The words "herein," "hereof," and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

         (b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose;
(iii) all references to any party shall include such party's successors and permitted assigns; (iv) the term "including" means including, without limitation; and (v) reasonable attorneys' fees shall include reasonably allocated costs of in-house counsel.

         (c) Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

         1.3 Acknowledgment and Restatement of Credit.

         (a) Acknowledgment. By executing this Agreement, the Agent and the Company acknowledge and agree that as of the date hereof, the principal amount of the Existing Indebtedness owed to NBD, Harris and NCB by the Company is $15,000,000 (the "Existing Principal Indebtedness"). The Company further acknowledges and agrees that, as of the Effective Date, all Existing Indebtedness is owed without offset, deduction, counterclaim or any other defense or claim whatsoever.

         (b) Effect of Restatement. The parties acknowledge and agree that this Agreement and the other Loan Documents amend, modify and restate the Existing Indebtedness to NBD and NCB under the Existing Loan Agreement and the related agreements executed and delivered thereunder, and the execution and delivery of this Agreement or any of the Loan Document shall not constitute (i) a novation or (ii) a waiver or release of any rights, claims or remedies of Harris or NBD under the Existing Loan Agreement or any of the related agreements thereunder, or any indebtedness or other obligations owing to Harris or NBD thereunder based on any facts or events occurring or existing prior to the date hereof and unknown to Harris and NBD prior to the date hereof. Upon the Effective Date, all indebtedness under the Existing Loan Agreement shall constitute Obligations hereunder and, unless otherwise requested by the Company as required under
Section 2.2, the Existing Principal Indebtedness will be deemed to be a Floating Rate Advance under this Agreement and each Lender hereby purchases, a pro rata portion of such Existing Principal Indebtedness equal to the product of their respective Percentage multiplied by the Existing Principal Indebtedness. Each purchasing Lender agrees to fund its pro rata share on the Effective Date to the Agent for the benefit of NCB, Harris and NBD, as appropriate. All such purchases by any Lenders are without recourse or warranty of any kind.


                                   ARTICLE II

                          CREDIT FACILITY AND ADVANCES

         2.1 Commitments of the Lenders.

         (a) Tranche A Commitments. Subject to the terms and conditions of this Agreement, each Lender agrees, for itself only, to make Advances to the Company from time to time from the Effective Date until the Termination Date on any Business Day up to an aggregate principal amount which, when added to such Lender's pro rata portion of the Letter of Credit Obligations outstanding at such time, shall not exceed the amount set forth opposite its name on the signature pages hereof as its Commitment. Subject the terms of this Agreement, the Company may request that an Advance be made in Dollars or Dutch Guilders, provided, that the maximum principal amount of Dutch Guilder Advances that may be outstanding at any one time to all the Lenders may not exceed the Equivalent Amount of US$10,000,000 ("Dutch Guilder Limit"). It is agreed that the London Agent will only make Dutch Guilder Advances and NBD Bank will only make US Advances and provided further that the amount of NBD Bank's Commitment will be reduced

Dollar for Dollar by the Dollar Amount of any outstanding Dutch Guilder Advances. Until such time as the Agent receives the Guaranty executed by Kurstjens Terra-Gator B.V., no Dutch Guilder Advances will be made by the US Lenders.

         (b) Tranche B Commitments. Subject to the terms and conditions of this Agreement, the Canadian Lender agrees to make Canadian Advances to the Company from time to time from the Effective Date until the Termination Date on any Business Day up to an aggregate principal amount outstanding at any one time which may not exceed the Equivalent Amount of US$5,000,000 ("Canadian Dollar Limit").

         (c) Notes. The Advances made by each Lender shall be evidenced by, and be payable in accordance with the terms of, a separate Note for each type of currency advanced by such Lender, made by the Company payable to the order of the lending office designated by such Lender. The Company and Lenders hereby irrevocably authorize the Agent to make or cause to be made, at or about the time of each Advance made by the Agent, an appropriate notation on the records of the Agent (and the London Agent or the Canadian Lender, as appropriate) reflecting the principal amount, applicable currency, Type of Advance and Loan Period of such Advance, and the Agent shall make or cause to be made, on or about the time of receipt of payment of any principal of the Notes, an appropriate notation on its records reflecting such payment. The aggregate amount of all Advances set forth on the records of the Agent shall be rebuttable presumptive evidence of the principal amount and accrued interest owing and unpaid on a Note of a Lender.

         (d) Facility Fees. The Company agrees to pay to the Agent in Dollars for the benefit of the US Lenders (pro rata according to each US Lender's Percentage) a facility fee computed at the per annum rate equal to the applicable Facility Margin on the Tranche A Commitments. The Company agrees to pay to the Canadian Lender in US Dollars a facility fee ("Canadian Facility Fee") computed at the per annum rate equal to the applicable Facility Margin on the the US Dollar limit of the Tranche B Commitment. Such facility fees shall accrue from and after the Effective Date and shall be due and payable quarterly in arrears, beginning on July 10, 1997, and on the first day of each fiscal quarter of the Company thereafter through the Termination Date, with any accrued but unpaid facility fees due on the Termination Date. Such fees will be debited by the Agent and/or the Canadian Lender from account no. 16 128 53 of the Company maintained at the main office of the Agent (unless the Company otherwise instructs the Agent and the Canadian Lender in writing). The Agent and/or the Canadian Lender will furnish to the Company written notice thereof setting out the details of such calculation on or before the tenth Business Day following the end of the fiscal quarter.

         (e) Currency Fluctuations; Permitted Excess over Aggregate Commitment. Notwithstanding the limitations in Sections 2.1, (i) if at any time the Dollar Amount of the aggregate principal amount of all outstanding Canadian Advances is greater than 105% of the Canadian Dollar Limit, the Company shall promptly prepay an aggregate principal amount of Canadian Advances such that the Dollar Amount of the aggregate principal amount of all outstanding Canadian Advances does not exceed the Canadian Dollar Limit, or (ii) if at any time the Dollar Amount of the aggregate principal amount of all outstanding Dutch Guilder Advances is greater than 105% of the Dutch Guilder Limit, the Company shall promptly prepay an aggregate principal amount of Dutch Guilder Advances such that the Dollar Amount of the aggregate principal amount of all outstanding Dutch Guilder Advances does not exceed the Dutch Guilder Limit; or (iii) if at any time the Dollar Amount of the Dutch Guilder Advances, plus the amount of the US Advances is greater than the Tranche A Commitment, the Company shall promptly prepay an aggregate principal amount of the US Advances such that the Dollar Amount of the aggregate principal amount of all outstanding Dutch Guilder Advances when added to the aggregate principal amount of all outstanding US Advances does not exceed the Tranche A Commitment; provided, that this Section 2.1(d) shall not be interpreted to permit the Company to request the making of a new Advance or the continuation or conversion of an existing Advance if, after giving effect to such new Advance, continuation or conversion, the provisions of
Section 2.1(a) would be violated.

         2.2 Requesting Advances.

         (a) Types of Advances. Each US Advance may be either a Floating Rate Advance or a LIBOR Rate Advance, and each Canadian Advance may be either a Canadian Prime Rate Advance or a Cost of Funds Advance. Dutch Guilder Advances, Floating Rate Advances, LIBOR Rate Advances, Canadian Prime Rate Advances and Cost of Funds Advances are each being herein called a "Type of Advance". Except for Advances which exhaust the entire remaining amount of the Commitment, (i) the principal amount of each Floating Rate Advance will be at least $100,000 or a higher integral multiple of $100,000, (ii) the principal amount of each LIBOR Rate Advance, will be at least $1,000,000, or a higher integral multiple of $100,000, (iii) the principal amount of each Dutch Guilder Advance shall be at least Equivalent Amount of $100,000, and (iv) each Canadian Advance shall be at least CDN $100,000 or a higher integral, multiple of CDN $100,000.

         (b) Requests for Advances. The Company will give the Agent notice at its office in Detroit, Michigan (or such other location as the Agent may from time to time direct) of each proposed Advance (and in the case of a Canadian Advance notice may be given, at the Company's option, to the Canadian Lender at its main office in Toronto, Ontario): (a) in the case of a Floating Rate Advance, not later than 2:00 p.m., Detroit time, on the proposed Funding Date of such Advance; (b) in the case of a LIBOR Rate Advance not later than 2:00 p.m., Detroit time, on a day which is at least three Business Days prior to the Funding Date of such Advance; (c) in the case of a Cost of Funds Advance or Canadian Prime Rate Advance, not later than 10:00 a.m., Toronto time, on a day which is at least one Business Day prior to the proposed Funding Date of such Advance; and (d) in the case of a Dutch Guilder Advance, not later than 10:00 a.m., Detroit time on a day which is at least four Business Days prior to the Funding Date of such Advance. Any notice received after the hour specified above, shall be deemed to be notice given prior to such hour on the next succeeding Business Day. Each such request shall be effective upon receipt by the Agent, shall be in writing or by telephone to be promptly confirmed in writing (to be in the form of Exhibit 2.2), and shall specify the currency, Type of Advance, the

Funding Date and the principal amount for each Advance and, for any Fixed Rate Advance, the Loan Period thereof.

         (c) Conversion of Advances; Procedures. So long as no Default or Event of Default exists and is continuing, the Company may convert all or any part of any outstanding (i) Floating Rate Advance into a LIBOR Rate Advance, if available, by giving notice to the Agent of such conversion not later than 2:00 p.m., Detroit time, on a date which is at least three Business Days prior to the date of the requested conversion and (ii) Canadian Prime Rate Advance to a Cost of Funds Advance by giving notice to the Agent and/or the Canadian Lender of such conversion not later then 10:00 a.m., Toronto time, on a date which is at least one Business Day prior to the date of the requested conversion. Each such notice shall be effective upon receipt by the Agent, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit 2.2), shall specify the Funding Date, Type of Advance, the total principal amount to be so converted and the Advance Period therefor. Each conversion of a Floating Rate Advance into a LIBOR Rate Advance shall be on a Business Day, and in an amount as provided in Section 2.2(a).

         (d)      Procedures at End of Loan Period.

                  (i) Automatic Conversions and Extensions. Unless the Company requests a new LIBOR Rate Advance in accordance with subsection (b) above or repays the applicable Advance, the Agent shall automatically and without request by the Company, on the last day of the applicable Loan Period, convert each LIBOR Rate Advance to a Floating Rate Advance. Unless the Company requests a new Cost of Funds Advance in accordance with subsection (b) above or repays the applicable Advance, the Canadian Lender shall automatically and without request by the Company, on the last day of the applicable Loan Period, convert each Cost of Funds Advance to a Canadian Prime Rate Advance. Unless the Company requests a new Dutch LIBOR Advance in accordance with subsection (b) above or repays the applicable Advance, the London Agent shall automatically and without request by the Company, on the last day of the applicable Loan Period, extend each Dutch LIBOR Advance for a Loan Period of one month.

                  (ii) Extensions. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section 2.2(a), the Company may cause all or any part of any outstanding LIBOR Rate Advance to continue to bear interest at an Adjusted LIBOR Rate, if available, at the end of the then-applicable Loan Period, by notifying the Agent, not later than 2:00 p.m., Detroit time, at least three Business Days prior to the new Funding Date. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section 2.2(a), the Company may cause all or any part of any outstanding Cost of Funds Advance to continue to bear interest at a Cost of Funds Rate, if available, at the end of the then-applicable Loan Period, by notifying the Agent and/or the Canadian Lender, not later than 10:00 a.m., Toronto time, at least one Business Day prior to the new Funding Date. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section 2.2(a), the Company may cause all or any part of any outstanding Dutch Guilder Advance to continue to bear interest at an Adjusted Dutch LIBOR Rate, if available, at the end of the then-applicable Loan Period, by notifying the Agent, not later than 10:00 a.m., Detroit time, at least four Business Days prior to the new Funding Date. Each such notice shall be effective upon receipt by the Agent and shall be in writing or by telephone to be promptly confirmed in writing (in either case to be in the form of Exhibit 2.2), and shall specify the currency, Type of Advance, the first day of the applicable Loan Period, the principal amount of the new Fixed Rate Advance and the Loan Period therefor. Each new Loan Period for Fixed Rate Advances shall begin on a Business Day and the aggregate amount of the Advances bearing the new rate shall be in an amount as provided in Section 2.2(a).

         (e) Reaffirmation. Each request for an Advance or Letter of Credit shall be deemed a representation and warranty by the Company that all conditions precedent to such Advance under Article III are satisfied as of the date of such request and as of the date of such Advance.

         2.3 Funding Advances.

         (a) Funding by the Advancing Agent. Upon fulfillment of the applicable conditions set forth in Article III of this Agreement, and subject to the Advancing Agent's receipt of funds in accordance with Section 2.3(b) below, (i) the Agent will, in the case of US Advances, not later than 4:15 p.m., Detroit time, on the proposed Funding Date of each US Advance, make available to the Company the requested US Advance by depositing the amounts thereof, in immediately available funds, in account no. 16 128 53 of the Company maintained at the main office of the Agent (unless the Company otherwise instructs the Agent in writing to pay such funds elsewhere), (ii) the Canadian Lender will, in the case of Canadian Advances, not later than 4:15 p.m., Toronto time, on the proposed Funding Date of each Canadian Advance, make available to the Company the requested Canadian Advance by depositing the amounts thereof, in immediately available funds, in such account as shall be requested by the Company in writing, and (iii) the London Agent will, in the case of Dutch Guilder Advances, not later than 4:15 p.m., London time, on the proposed Funding Date of each Dutch Guilder Advance, make available to the Company the requested Dutch Guilder Advance by depositing the amounts thereof, in immediately available funds, in such account as shall be requested by the Company in writing.

         (b) Funding by Lenders. On each Funding Date, not later than 4:00 p.m., Detroit time, for US Advances and not later than 4:00 p.m., London time, for Dutch Guilder Advances, each Lender shall make its pro rata portion necessary to fund its appropriate Percentage of the Advances available at the office of the Advancing Agent, in immediately available funds for disbursement to the Company. If and to the extent such Lender shall not have so made its pro rata portion necessary to fund its appropriate Percentage of the Advances to the Advancing Agent, the Advancing Agent may (but shall not be obligated to) make such amount available to the Company (herein called an "Interim Advance") and such Lender and the Company severally agree to pay to the Advancing Agent forthwith on demand an amount equal to such Interim Advance, together with interest thereon, for each day from such Funding Date until the date such Interim Advance is repaid to the Advancing Agent at a rate per annum equal to (i) the Federal Funds Rate, in the event such Interim Advance is repaid to the Advancing Agent by such Lender, or (ii) the Applicable Rate during such period, in the event such Interim Advance is repaid to the

Advancing Agent by the Company. If such Lender pays an amount equal to the Interim Advance, together with interest as provided above, to the Advancing Agent, such amount so paid shall constitute an Advance by such Lender for the purpose of this Agreement as of such Funding Date. The failure of any Lender ("Defaulting Lender") to make pro rata portion necessary to fund its applicable Percentage of the Advances available to the Advancing Agent on a Funding Date shall not relieve any other Lender of its obligation to make available to the Advancing Agent its pro rata share necessary to fund its Percentage of an Advance on the applicable Funding Date, but neither the Advancing Agent nor any other Lender shall be responsible for, nor have any liability to the Company as a result of, the failure of such Defaulting Lender to make such pro rata portion necessary to fund its Percentage of the Advances available to the Advancing Agent; provided, however, that the foregoing shall not affect or limit any liability of the Defaulting Lender individually to the Company or the Advancing Agent for such failure by the Defaulting Lender.

         (c) Advancing Branch. Each Lender may, at its option, elect to make, fund or maintain any Advance hereunder at the branch or office specified under its signature hereto or such other of its branches or offices as such Lender may from time to time elect.

         2.4 Letters of Credit.

         (a) Issuance of Letters of Credit. Provided there is sufficient availability under the Tranch A Commitment, as described in Section 2.1 above, and if requested by the Company (with not less than three Business Days' prior written application in such form as required by the Agent), the Agent shall issue or cause to be issued for the account of a Loan Party standby Letters of Credit upon the following conditions:

                  (i) Total Amount. The total face amount of standby Letters of Credit shall not exceed $1,000,000, in the aggregate, at any one time outstanding.

                  (ii) Expiry. The expiry date of any Letter of Credit shall not exceed a maximum of 12 months from the date of issuance; provided, however, that no Letter of Credit shall be outstanding on or after the Termination Date unless it shall be (x) secured by cash or other collateral satisfactory to the Required Lenders and have an expiry no later than 12 months after the Termination Date, or (y) replaced as of the Termination Date under conditions which cause such outstanding Letter of Credit to be cancelled.

                  (iii) Reduction in Availability. The amount of all outstanding Letters of Credit, when added to the outstanding Advances under Section
         2.1 above, must not exceed the Tranch A Commitment.

                  (iv) Documentation. The Company shall execute standard documentation as shall be requested by the Agent with respect to the issuance of such Letter of Credit.

                  (v) Conditions Met. On the date of issuance, all of the conditions precedent specified in Sections 3.1 and 3.2 shall have been satisfied.

         (b) Obligations Unconditional. The obligation of the Company to pay to the Agent the amount of any payment made by the Agent or any Lender under any Letter of Credit shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all Letter of Credit Obligations of the Company and the Loan Parties to the Lenders thereunder shall have been satisfied, and such Obligations shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                  (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit (including any documentation required under subsection (b)(iv) above) (collectively, with the Letter of Credit, the "L/C Documents") or to any transaction related in any way to such Letter of Credit;

                  (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the L/C Documents;

                  (iii) The existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), the Agent or any other person, whether in connection with any of the L/C Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                  (vi) Any failure, omission, delay or lack on the part of the Agent or any party to any of the L/C Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent or any such party under this Agreement or any of the L/C Documents, or any other acts or omissions on the part of the Agent or any such party; and

                  (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of a Loan Party from the performance or observance of any obligation, covenant or agreement contained in this Section 2.4(b).

         Nothing set forth in this Section 2.4(b) or in any other provision of this Agreement or any other Loan Document shall relieve the Agent of any liability it may have for bad faith, willful misconduct or failure to use due care in the examination of documents presented in connection with any draw under a Letter of Credit.

         (c) Funding Draws. In the event of a draw or payment of a draft under any Letter of Credit, the Agent is authorized to charge the Company's demand deposit account maintained with Agent or any Lender for the amount of the draw or draft. If the Agent does not charge such account, then the amount shall be treated a Floating Rate Advance under Section 2.1 and any amounts paid by the Agent to a third party under any Letter of Credit shall be deemed a Floating Rate Advance and bear interest until repaid by the Company. Such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 3.2 and, to the extent of such Advance, the reimbursement obligation of the Company with respect to such Letter of Credit under this subsection shall be deemed satisfied.

         (d) Lender Participations in Letter of Credit. Upon the issuance by the Agent of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Lender (other than the Canadian Lender and the London Agent), and each such Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent a participation in such Letter of Credit and the related Letter of Credit Obligations in proportion to each such Lender's respective Percentage. The Agent shall promptly notify each Lender of the terms of each Letter of Credit and of the amount of such Lender's participation in such Letter of Credit.

         (e) Fees. Any outstanding standby Letter of Credit will accrue a commission at a per annum rate of 1.25% of the face amount of such Letter of Credit payable in advance at time of issuance. Of such commission, the Agent shall retain a fee of 0.125% per annum of the face amount and the remaining 1.125% per annum shall be divided pro rata among the Lenders (other than the Canadian Lender and the London Agent) based on each such Lender's Percentage and the Agent shall forward the appropriate amount to each such Lender immediately upon receipt.


         2.5 Termination or Reduction of Commitment.

         (a) Optional. The Company has the right to terminate or reduce the Tranche A Commitments and/or the Tranche B Commitment at any time and from time to time, in which case the applicable Commitments shall be terminated or permanently reduced by the amount so specified, as the case may be (with any reduction causing a pro rata reduction in each Lender's Commitment); provided, however, that (i) the Company shall give notice of such termination or reduction in writing to the Agent at least five Business Days in advance thereof, specifying the applicable Tranche and the amount by which the applicable Commitment is being reduced and effective date thereof, (ii) each partial reduction of the Tranche A Commitment shall be in a minimum amount of $5,000,000 and in integral multiples of $500,000, and each partial reduction of the Tranche B Commitment shall be in a minimum amount of $500,000 and in integral multiples of $100,000, (iii) no such termination or reduction shall be permitted with respect to any portion as to which a request for an Advance is then pending, (iv) the applicable Commitment may not be reduced below the balance of any Advances then outstanding under it, and unless otherwise agreed to by the Agent and the Required Lenders, any reduction in the Tranche A Commitment shall cause a proportional reduction in the Dutch Guilder Limit. The termination or reduction of the amount of the any Commitments pursuant to this Section 2.5 shall be permanent and may not be reinstated.

         (b) Termination by Lenders. The Commitments, and thus the obligation of the Lenders to make Advances and issue any Letters of Credit, shall terminate:

                  (i) Immediately and without further action upon the occurrence of an Event of Default of the nature referred to in clause (h) of
         Section 6.1; or

                  (ii) Immediately when any Event of Default (other than of the nature specified in clause (h) of Section 6.1) shall have occurred and be continuing and either (A) the Required Lenders shall have demanded payment of the Notes, or (B) the Required Lenders shall elect to terminate the Commitments by giving written notice to the Company for purposes of this clause.

         (c) Default Interest. Upon the occurrence of an Event of Default under
Section 6.1(a) and during the continuation thereof, the principal amount of the Obligations shall bear interest at the applicable Default Rate. At the election of the Required Lenders, upon the occurrence of an Event of Default other than under Section 6.1(a), and during the continuation thereof, the principal amount of the Obligations shall bear interest at the applicable Default Rate.

         2.6 Interest and Principal Repayment.

         (a) Regular Interest Payments. The Company will pay interest to the applicable Advancing Agent for the benefit of the Lenders for US Advances and Dutch Guilder Advances, and to the Canadian Lender for its benefit for Canadian Advances, at the Applicable Rate on the unpaid principal amount of each Advance as follows:

                  (i) Floating and Canadian Prime Rate Advances. Accrued and unpaid interest on Floating Rate Advances and Canadian Prime Rate Advances shall be payable: (A) on each Interest Payment Date; (B) as to any portion of such Advance which is converted to a Fixed Rate Advance, on the date of such conversion; and (C) on the Termination Date.

                  (ii) Fixed Rate Advances. Accrued and unpaid interest on Fixed Rate Advances shall be payable on the last day of each Loan Period and, if the Loan Period exceeds three months or 90 days, as the case may be, on each Interest Payment Date until the end of the applicable Loan Period.

         (b) Principal. The principal amount of the Advances shall be payable to the appropriate Advancing Agent for the benefit of the Lenders for US Advances and Dutch Guilder Advances, and to the Canadian Lender for its benefit for Canadian Advances, immediately upon the earlier of (i) the occurrence of an Event of Default and acceleration of the Obligations as a result thereof, or (ii) termination of this Agreement. Payments will be applied by the Agent as provided in Section 6.2

         (c) Optional Prepayment. The Company may at any time and from time to time prepay all or a portion of the Advances, without premium or penalty; provided, however, that (i) each prepayment of a Floating Rate Advance shall be in a minimum amount of $100,000 and, in an integral multiple of $100,000, (ii) each prepayment of a LIBOR Rate Advance or Dutch Guilder Advance shall be in a minimum amount of $1,000,000 (or the Equivalent Amount in Dutch Guilders) and, with respect to LIBOR Rate Advances only, in an integral multiple of $100,000, and (iii) each prepayment of a Canadian Advance shall be in a minimum amount of CDN $100,000 and in an integral multiple of CDN $100,000; and provided further that any prepayment of a Fixed Rate Advance which is made on a day other than the last day of a Loan Period shall be accompanied by the indemnity payment set forth in Section 2.10(d) below together will all accrued but unpaid interest on the Advance being repaid.

         (d) Final Payment. Unless earlier payment is required under this Agreement, Company will pay to the Agent with respect to all US Advances and Letter of Credit Obligations, and to the London Agent with respect to all Dutch Guilder Advances, for the account of the Lenders on the Termination Date, (i) the outstanding principal amount of all outstanding US Advances and Dutch Guilder Advances and (ii) cash or other collateral satisfactory to the Required Lenders to secure the repayment of any Letter of Credit Obligations (or cause any outstanding Letters of Credit to be replaced as of the Termination Date under conditions which cause such outstanding Letter of Credit to be cancelled). Unless earlier payment is required under this Agreement the Company will pay to the Canadian Lender on the Termination Date, the principal amount of all outstanding Canadian Advances. Principal payments will be applied by the Agent as provided in Section 6.2.

         (e) Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Advance or any other Obligation becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the Applicable Rate (or Default Rate if applicable), determined in accordance with this Agreement during such extension. Computations of interest on US Advances and Dutch Guilder Advances, fees and other amounts due under this Agreement shall be made on the basis of a year of 360 days, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period. Computations of interest on Canadian Advances due under this Agreement to the Canadian Lender shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

         (f) Currency Conversions. Notwithstanding the foregoing provisions of this Agreement, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such currency (the "New Currency") are introduced and the type of currency in which the Advance was made (the "Original Currency") no longer exists or the Company is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Company hereunder or under the Notes in such currency shall be made in such amount and such type of the New Currency as shall be equivalent (based upon market value) to the amount of such payment otherwise due hereunder or under the Notes in the Original Currency. In addition, if, after the making of any Advance in any currency other than Dollars, the Company is not able to make payment to the Agent for the account of the Lenders in the type of currency in which such Advance was made (or in any New Currency as set forth above) because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance, it being the intention of the parties hereto that the Company take all risks of the imposition of any such currency control or exchange regulations. The Agent is hereby authorized, for the benefit of the Lenders, to charge the account, if any, of the Company maintained with NBD for each payment of principal, interest and fees due from the Company as it becomes due hereunder.

         2.7 Payments by Company.

         (a) Method of Payment. Each Advance shall be repaid or prepaid in the currency in which it was made in the amount borrowed and interest payable thereon shall be paid in such currency. The Company will make all payments of fees and other payments due under this Agreement or any other Loan Document in Dollars and in immediately available funds to the Agent, at the office specified by the Agent from time to time, for the ratable benefit of the Lenders as provided in this Agreement. Notwithstanding the foregoing, all fees payable to the Agent with respect to its services hereunder shall be payable by the Company for the sole benefit of the Agent. Subject to the terms and provisions of this Agreement, (i) all amounts of principal, interest, fees and other Obligations payable by the Company in Dollars hereunder or under the Notes shall be made in US Dollars by 12:00 noon, local time, on the date when due in funds immediately available to the Agent at the Agent's address specified on the signature pages hereto, or at such other lending office of the Agent as may be specified in writing by the Agent to the Company, and (iii) all amounts of principal, interest, and other Obligations payable by the Company in any currency other than US Dollars hereunder or under the Notes shall be made in such currency by 12:00 noon, local time, on the date when due in such currency for the account of the Advancing Agent, at its lending office for such currency.

         (b) Authority to Debit the Company's Accounts. The Company authorizes the Agent, the Canadian Lender and the London Agent to fund payments of interest, fees, costs and expenses and other amounts due the Agent or any Lender under this Agreement or any of the Loan Documents by charging such amount against the account of the Company (based on the currency in which it is originally advanced) specified in Section 2.3(a) or such other account as the

Borrower may maintain with the applicable Advancing Agent, or if sufficient funds are not available in the appropriate account, then as a Floating Rate Advance for Obligations in US Dollars or as a Canadian Prime Rate Advance for Obligations in CDN Dollars or as a Dutch Guilder Advance for Obligations due in Dutch Guilders. Unless otherwise requested in writing by the Company, all Obligations in US Dollars will be debited by the Agent as provided above, all other Obligations are intended to be paid to the appropriate Advancing Agent by the Company.

         2.8 Remittance by Advancing Agent.

         (a) Payments to Lenders. The Advancing Agent shall remit to each US Lender its share of payments in immediately available funds (i) in the case of payments of principal of any Advances or interest on any Advances, on the date payments are made, according to its pro rata share of such payment based on its actual outstanding Advances from time to time; and, (ii) in the case of fees paid pursuant to Sections 2.1(d) and other amounts payable hereunder (other than the amounts payable to the Agent under Section 2.9 or to the Agent or any Lender under Sections 8.4 or 8.5), on the date payments are made, determined with respect to each such Lender by its pro rata share of such fee or other amount. Each payment delivered to an Advancing Agent for the account of any Lender shall be delivered promptly, but in any event not later than the close of business on the date received by the Advancing Agent if received by such Advancing Agent by 12:00 noon, local time, by such Advancing Agent to such Lender in the same type and currency of funds which the Advancing Agent received at such Lender's address specified on the signature pages hereto or at any lending office specified by such Lender in a notice received by the Agent.

         (b) Payment of Interest by Agent. If the Advancing Agent fails to remit to any US Lender its share of any such payment received by the Agent from the Company by 5:00 p.m., local time, or by the close of business of such Lender, whichever occurs later, on the day such payment is to be made by the Advancing Agent under Section 2.8(a), the Agent shall pay to such US Lender interest on such US Lender's share of such payment at the Federal Funds Rate until such share of such payment is received by such US Lender (unless waived by such Lender).

         (c) No Setoff or Deduction. All payments of principal of and interest on the Advances and other Obligations shall be paid by the Company without setoff, or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of any nature whatsoever, whether imposed by any governmental authority or by any department, agency or taxing authority or other Person.

         2.9 Set-Off; etc.

         (a) After Default. Upon the occurrence of an Event of Default and acceleration of the Obligations, each Lender is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company, including specifically any amounts held in any account maintained at such Lender, against any and all Obligations. Each Lender agrees to give prompt written notice to the Company after exercising such right of set-off, provided, that the failure to give such notice will not affect the validity of any set-off nor give rise to any claim or defense of any Loan Party against the Agent or any Lender. Any amount set off by a Lender shall be applied to the Obligations in accordance with the provisions of Section 6.2 below.

         (b) Sharing. If any US Lender or any holder of any Note shall obtain any payment (whether voluntary, involuntary, by application of offset or otherwise) upon any Obligation which is to be shared under this Agreement or any other Loan Document in excess of its share of such payment, then such Lender or other holders shall purchase from the other US Lenders or the other holder of Notes such participation in the relevant Obligation as shall be necessary for such purchasing Lender or holder to share the excess payment ratably with such other US Lenders or other holder according to the terms of this Agreement; provided, however, that, if all or any portion of the excess payment is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that any Lender or holder so purchasing a participation from another Lender or holder pursuant to this section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender or holder were the direct creditor of the Company in the amount of such participation.

         2.10 Additional Costs; Illegality and Impossibility.

         (a) Taxes or Reserves. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to the Lenders, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payment to any Lender of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of any Lender), or
(ii) impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender, or (iii) impose any other condition with respect to this Agreement, the Notes or any of the Advances and the result of any of the foregoing is to increase the cost to any Lender of making, funding or maintaining any of the Advances or to reduce the amount of any sum receivable by any Lender thereon, then the Company will pay to such Lender, from time to time upon request by such Lender, additional amounts sufficient to compensate such Lender for such increased cost to or reduced sum receivable by such Lender to the extent such Lender is not expressly compensated therefor in the computation of the interest rate applicable to the Advances; provided, that the Company shall not be required to pay such compensation to the extent such increase is attributable to a factor which is not generally applicable to all banks organized under the same authority as the bank or is attributable to an increase in deposit insurance rates to levels which do not exceed those in effect at the date of this agreement, without application of any retroactive adjustment or rebate. If any Lender seeks reimbursement, it shall give the Company and the Agent written notice, in reasonable detail, of the law, rule or regulation, or interpretation or administration thereof, which may give rise to the increased cost or reduced sum receivable to such Lender and the reimbursement obligation of the Company. The Company shall not be obligated to pay any such amount to the extent it was incurred by such Lender more than 90 calendar days prior to the date of delivery of such written notice.

         (b) Capital. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines (excluding, however, any capital rules heretofore adopted and issued by any governmental authority and presently in effect, but including any change in, or in the interpretation of, any of such capital rules), affects or would affect the amount of capital required or expected to be maintained by a Lender (or any corporation controlling a Lender) and the Lender determines that the amount of such capital is increased by or based upon the existence of such Lender's obligations hereunder and such increase has the effect of reducing the rate of return on such Lender's (or such Lender's controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Lender (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Company will pay to such Lender additional amounts sufficient to compensate such Lender (or such Lender's controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender reasonably determines to be allocable to the existence of its obligations hereunder; provided, that, the Company shall not be required to pay such compensation to any Lender, to the extent such reduction is attributable to any such law, rule or regulations, or interpretation or administration thereof, or request or directive, as the case may be, that is not generally applicable to all banks organized under the same authority as such Lender (i.e., if the Lender is a State of Michigan chartered bank, all State of Michigan chartered banks). If a Lender seeks reimbursement, it shall give the Company and the Agent written notice, and reasonable detail, of the law, rule or regulation, or interpretation or administration thereof, which may give rise to the increased cost and the reimbursement obligation of the Company. The Company shall not be obligated to pay any such amount to the extent it was incurred by such Lender more than 90 calendar days prior to the date of delivery of such written notice.

         (c) Illegality and Impossibility.

                  (i) Repayment. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority (including the Board of Governors Reserve System) charged with the interpretation or administration thereof, or compliance by any

         Lender with any request or directive of such authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for such Lender to make, maintain or fund any Fixed Rate Advance at the Adjusted LIBOR Rate, Cost of Funds Rate or Dutch LIBOR Rate (as applicable) or fund Advances in Dutch Guilders under this Agreement, the Company shall, upon receipt of notice thereof from such Lender to the Company and the Agent, repay in full to such Lender the then outstanding principal amount of such LIBOR Rate Advance, Cost of Funds Advance or Dutch Guilder Advance, as applicable, together with all accrued interest thereon to the date of payment and all amounts due to such Lender under Section 2.10(d), (i) on the last day of the then current Loan Period applicable to the Advance if such Lender may lawfully continue to maintain such Advance at the applicable rate currency to such day, or (ii) immediately if such Lender may not continue to maintain such Advance at the applicable rate or currency to such day.

                  (ii) Conversion of Fixed Rate Advances to Floating Rate Advances. Notwithstanding Section 2.10(c)(i), if such Section would otherwise be applicable, but a Lender could lawfully maintain the Fixed Rate Advances at the Floating Rate then, during such period as such Lender cannot maintain the Fixed Rate Advances at the applicable rate, the Fixed Rate Advances shall bear interest at a per annum rate equal to the Floating Rate in effect from time to time. If all events or conditions making it unlawful or impossible for such Lender to maintain the Fixed Rate Advances at the applicable rate cease to exist, then the Fixed Rate Advances shall again bear interest at the applicable rate, commencing on the first day of the next Loan Period immediately following the date all such events and conditions so cease to exist.

         (d) Indemnity. If the Company fails to make any payment of principal or interest in respect of any Fixed Rate Advance when due or makes any payment or prepayment of the principal of any Fixed Rate Advance, for any reason, on any date other than the last day of the Loan Period applicable thereto or if the rate of interest with respect to any Fixed Rate Advance shall be converted from the applicable rate, pursuant to Section 2.10(c), on a date other than the last day of the Loan Period applicable thereto, or if the Company fails to borrow any Fixed Rate Advance after requesting the same in accordance with this Agreement, the Company shall reimburse the Lender upon written demand for any resulting loss or expense incurred by such Lender, including any loss incurred in obtaining, liquidating or employing deposits from third parties. Any written demand shall include a statement as to the amount of such loss or expense, and be prepared in good faith and in reasonable detail and shall be submitted by such Lender to the Company and the Agent. Calculation of all amounts payable to a Lender under this Section with regard to Fixed Rate Advances shall be made as though such Lender shall have funded or committed to fund such through the purchase of an underlying deposit in an amount equal to such Advances and having a maturity comparable to such Advances; provided, however, that each Lender may fund the Fixed Rate Advances in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

         2.11 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Company and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company and the agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         2.12 Servicing Fees. The Company agrees to pay to the Agent such fees agreed to by the Company and the Agent as set forth in the letter dated June 10, 1997, from NBD Bank to John Retherford.


                                   ARTICLE III

                        CONDITIONS PRECEDENT TO ADVANCES

         3.1 Conditions for Initial Advances. The obligations of the Lenders to restructure the Existing Indebtedness and make any Advances or issue any Letters of Credit on the Effective Date is subject to receipt by the Agent of the following documents and completion of the following matters, in form and substance satisfactory to the Agent and the Required Lenders, on or prior to the Effective Date:

         (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the State of Minnesota, the Territory of the Virgin Islands or the Kingdom of the Netherlands, as appropriate, listing all charter documents of the Company and each other Loan Party on file in that office and certifying as to the satisfactory status and corporate existence of the Company and each other Loan Party, together with copies of such charter documents of the Company and each other Loan Party certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer, respectively, of the Company and each other Loan Party. Also certificates of the appropriate authority or official in Ontario and each other jurisdiction in which the Company conducts a material portion of its business, certifying the current authority of the Company to transact business in such jurisdiction as a foreign corporation.

         (b) Bylaws and Corporate Authorizations. Copies of the bylaws of the Company and each other Loan Party together with all authorizing resolutions and evidence of other corporate action taken by the Company and each other Loan Party to authorize the execution, delivery and performance by the Company and each other Loan Party of this Agreement and the other Loan Documents and the consummation by the Company and each other Loan Party of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer, respectively, of the Company and each other Loan Party.

         (c) Incumbency Certificate. Certificates of incumbency of the Company and each other Loan Party containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company and each other Loan Party in connection with this Agreement and the other Loan Documents and the consummation by such person of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer, of the Company and each other Loan Party, respectively.

         (d) Notes. The Notes, executed and delivered by a duly authorized officer of the Company.

         (e) Guaranties. The Guaranties in substantially the form of Exhibit 3.1(e), executed and delivered by the Guarantors.

         (f) Legal Opinions. The written opinion of counsel for the Company in the form of Exhibit 3.1(f).

         (g) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorization, declarations, registrations or filings, if any, required on the part of the Loan Parties in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the other Loan Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of each Loan Party.

         (h) Satisfaction of Legal Counsel. Satisfaction of legal counsel to the Agent with all documents and instruments delivered hereunder or under any other Loan Document and all proceedings related to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and delivery to the Agent and such legal counsel of copies (executed or certified as may be appropriate) of all legal documents or proceedings which the Agent or such legal counsel may reasonably request in connection with the consummation of such transactions.

         3.2 Further Conditions for Advances. The obligation of the Lenders to make any Advance or issue any Letter of Credit is further subject to the satisfaction of the following conditions precedent on each Funding Date:

         (a) Representations True. The representations and warranties contained in Article V of this Agreement shall be true and correct on and as of any Funding Date where (i) a Fixed Rate Advance is advanced or extended or (ii) the aggregate principal amount of all Advances is increased (both before and after such Advance is made), as if such representations and warranties were made on and as of such date.

         (b) No Default. No Default or Event of Default shall exist or shall have occurred and be continuing on such Funding Date (both before and after such Advance is made).

         (c) No Material Adverse Event. Nothing shall have occurred since September 30, 1996 or, if later, the date of the audited financial statements most recently delivered to the Agent and the Lenders, which the Agent or the Required Lenders shall determine either (i) constitutes a Material Adverse Event or (ii) has, or may have, a material adverse effect on the rights or remedies of the Agent and the Lenders under this Agreement or any other Loan Document.

         (d) Request for Advances. In the case of any Advance, the Agent shall have timely received the request for Advance in accordance with Section 2.3, in form and substance reasonably satisfactory to the Agent.

The Company will be deemed to have made a representation and warranty to the Agent and the Lenders at the time of making of each Advance to the effect set forth in clauses (a) and (b) of this Section 3.2. For purposes of this Section 3.2, the representations and warranties contained in Section 4.6 shall be deemed made with respect to the most recent financial statements delivered pursuant to
Section 5.1(d).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and the Lenders as follows, on the Effective Date and on each Funding Date:

         4.1 Corporate Existence and Power. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its corporation, and is duly qualified to do business, and is in good standing, in all applicable jurisdictions where such qualification is necessary under applicable law and the failure to be so qualified would constitute a Material Adverse Event. Each Loan Party has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to which it is a party and to engage in the transactions contemplated by this Agreement.

         4.2 Corporate Authority. The execution, delivery and performance by the Company of this Agreement and by the respective Loan Parties of the other Loan Documents have been duly authorized by all necessary corporate action does not require any approval or consent of, or any registration, qualification or filing with, any Governmental Authority or consent of any other Person, does not and will not conflict with, result in any violation of or constitute any default under, any provision of the Articles of Incorporation or By-laws of any Loan Party, any material agreement binding on or applicable to a Loan Party or any of its property, and are not in contravention of any law, Governmental Regulations, court decree or order, or By-laws, or of any contract or undertaking to which any Loan Party is a party or by which any Loan Party or its property may be bound or affected and have a Material Adverse Effect and do not result in the creation or imposition of any Lien.

         4.3 Binding Effect. This Agreement is, and each of the Loan Documents when delivered hereunder will be, the legal, valid, and binding obligations of each Loan Party, enforceable against the respective Loan Party in accordance with their respective terms.

         4.4 Subsidiaries. All Subsidiaries of the Company are listed on
Schedule 4.4, together with their jurisdiction of incorporation or formation and the ownership of their stock or other equity interests. The Company may from time to time submit updates to Schedule 4.4 to the Agent as appropriate to keep this representation correct. Ag-Chem Equipment International, Inc. has operations and assets worth no more than $10,000.

         4.5 Litigation. Except as set forth in Schedule 4.5, there is no action, suit or proceeding at law or equity, or before or by any Governmental Authority pending or, to the best of the Company's knowledge, threatened against or affecting any Loan Party which if adversely decided might result, either individually or collectively, in any Material Adverse Event or in any adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding; and no Loan Party in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority where the effect of such default would be a Material Adverse Event.

         4.6 Financial Condition. The financial statements listed in Schedule 4.6, copies of which have been furnished to the Lenders, fairly present, and the financial statements delivered pursuant to Section 5.1(d) will fairly present, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the results of operations and cash flow of the Company and its consolidated Subsidiaries for the respective periods indicated, all in accordance with GAAP consistently applied (subject, in the case of interim statements, to normal, immaterial year-end audit adjustments). There has been no Material Adverse Event since September 30, 1996. There is no undisclosed material Contingent Liability of any Loan Party, which if determined adversely to the Company and its consolidated Subsidiaries, would be a Material Adverse Event, that is not reflected in such financial statements or in the notes thereto.

         4.7 Use of Advances. The Company will use the proceeds of the Advances for its working capital and other general corporate purposes. The Company does not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used by the Company for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for any such purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

         4.8 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or any non-governmental person, including any creditor, lessor or shareholder of the Company, is required on the part of any Loan Party in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the other Loan Documents.

         4.9 Taxes. Each Loan Party has filed all tax returns (federal, state and local) required by Governmental Regulations to be filed and have paid all taxes required to be paid, including interest and penalties, or has established adequate financial reserves on its books and records for payment thereof. The Company does not know of any actual or material proposed tax assessment or any basis therefor, has no knowledge of any objections to or claims for additional taxes by taxing authorities for subsequent years which could be a Material Adverse Event, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted to any Loan Party.

         4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, each Loan Party has a valid and indefeasible ownership interest in all of the properties and assets reflected in its balance sheet or subsequently acquired by it. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

         4.11 Compliance with Governmental Regulations. Each Loan Party is in compliance in all material respects with all Governmental Regulations (including Environmental Laws) applicable to it or its business or properties. Without limiting the generality of the foregoing, all Permits are in full force and effect, no notice of any violation with a potential liability in excess of $2,000,000 has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of the Company, threatened to terminate, revoke or limit any such Permits.

         4.12 ERISA. The Company, its ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction or Reportable Event has occurred with respect to any such Plan. Neither the Company nor any of its ERISA Affiliates are an employer with respect to any Multiemployer Plan. Neither the Company nor any of its ERISA

Affiliates has established, maintained or contributed to any Multiemployer Plan during the five (5) year period preceding the date of this Agreement. Neither the Company nor any of its ERISA Affiliates have taken any action or failed to take any action which, nor are there any other circumstances or events relating to any Multiemployer Plan the occurrence of which, would result in the imposition on the Company or any of its ERISA Affiliates of "withdrawal liability" within the meaning of Section 4201 of ERISA. The Company and its ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan; nor has the Company or its ERISA Affiliates engaged in a transaction which would subject it to tax, penalty, or liability for prohibited transactions imposed by ERISA or the Code. The execution, delivery and performance of this Agreement and the other Loan Documents does not constitute a Prohibited Transaction.

         4.13 Environmental and Safety Matters. Except as disclosed in Schedule 4.13:

         (a) Compliance. Each Loan Party is in compliance with all Environmental Laws in jurisdictions in which it owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials or holds or has held any interest in property, including the Company's property, except where any non-compliance, individually or in the aggregate, reasonably would not be expected to result in a Material Adverse Event.

         (b) No Notices. No claim or demand, whether brought by any Governmental Authority, private person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of the Company's knowledge, threatened against any Loan Party, any property or any past or present operation of any Loan Party which could result in a Material Adverse Event.

         (c) Knowledge. The Company is not aware of any existing violation or non-compliance of Environmental Laws at or about any property of a Loan Party, and the Company does not have any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any property, activities at any property or Hazardous Materials at, from or affecting any property of a Loan Party and which reasonably would be expected to result in a Material Adverse Event or a liability in excess of $5,000,000. The Company is not aware that it is the subject of any Governmental Authority investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials in the environment, and has not received any notice of any Hazardous Materials, or upon any of its properties, in violation of any Environmental Laws which, in either event, reasonably would be expected to result in a Material Adverse Event or a liability in excess of $5,000,000. No property of the Company, and to the best of the Company's knowledge, no property of any Loan Party, appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. To the best of the Company's knowledge, none of the property has been contaminated with substances which give rise to a clean-up obligation under any

Environmental Law or common law, which in the aggregate are reasonably expected to cost the Loan Parties in excess of $5,000,000.

         (d) Release. No release, threatened release or disposal of Hazardous Materials is occurring or has occurred on, under or to any property, in which any Loan Party holds any interest or performs any of its operations, in violation of any Environmental Laws which reasonably could be expected to result in a Material Adverse Event or a liability in excess of $5,000,000.

         4.14 Investment Company Act; Unregistered Securities. The Company is not an "investment company," or "principal underwriter," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         4.15 Public Utility Holding Company. The Company is not a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.16 Disclosure. No report or other information furnished in writing by or on behalf of the Agent or any Lender in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the other Loan Documents, nor any other document, certificate, or report or statement or other information furnished the Agent or any Lender by or on behalf of any Loan Party in connection with the transactions contemplated hereby, including any Advances made hereunder, contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects, or which in the future could be expected to materially and adversely affect, the business, properties, operations, condition, financial or otherwise, or prospects of any Loan Party, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Agent by or on behalf of any Loan Party in connection with the transactions contemplated hereby.


                                    ARTICLE V

                                    COVENANTS

         5.1 Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment or performance of all other Obligations, and unless the Required Lenders otherwise consent in writing, the Company will, and will cause each Loan Party to:

         (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable Governmental Regulations and where the failure to be so qualified reasonably could be expected to constitute a Material Adverse Event, and the Permits (including those required under Environmental Laws), and intellectual property material to the conduct of its businesses; and defend all of the foregoing against all claims by or before any Governmental Authority.

         (b) Compliance with Laws, Etc. Comply in all material respects with all applicable Governmental Regulations (including ERISA, the Code and Environmental
Laws) in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same will become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to any Lien upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company.

         (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needed and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amounts as it reasonably will deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as reasonably may be requested by the Agent for purposes of assuring compliance with this Section 5.1(c).

         (d) Reporting Requirements. Furnish to the Agent and each Lender the following:

                  (i) promptly and in any event within three Business Days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any material litigation or Governmental Authority investigation against, by or affecting a Loan Party or any of its properties or business operations in which the damages claimed could exceed $2,000,000 or which is otherwise material (other than litigation where insurance insures against the damages claimed and the insurer has assumed defense of the litigation), and any material developments therein, or (C) any development in the business or affairs of any Loan Party which has resulted in or which is likely, in the reasonable judgment of the Company, to result in a Material Adverse Event, a statement of the Chief Financial Officer of the Company setting forth details of such Default or Event of Default or such event or condition or such litigation and the action which the affected person has taken and proposes to take with respect thereto;

                  (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, the unaudited financial statements of the Company and its consolidated Subsidiaries, consisting of a balance sheet as of the close of such period and related statement of earnings for the period commencing at the end of the previous fiscal year and ending with the end of such quarter on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal, immaterial year-end audit adjustments) by the Chief Financial Officer of the Company as having been prepared in accordance with GAAP, together with a certificate of the Chief Financial Officer of the Company stating that (A) no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) a computation (which computation will accompany such certificate and will be in reasonable detail) showing compliance with Sections 5.2(a), (b) and (c) in conformity with the terms of this Agreement. The financial statements described in Section 5.1(d)(ii) will be accompanied by a certificate signed by the Company's Chief Financial Officer stating that, to the best of his or her knowledge, such unaudited financial statements fairly present the Company's financial position as of the date and for the period covered subject, however, to year-end adjustments which, in the aggregate, are not materially adverse and are not likely to result in a Material Adverse Event.

                  (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company and its consolidated Subsidiaries and the related statements of operations, stockholder's equity and cash flow, for such fiscal year on a consolidated or consolidating basis, with a customary audit report of independent certified public accountants selected by the Company and acceptable to the Agent, without qualifications unacceptable to the Agent, together with a certificate of the Chief Financial Officer of the Company stating that (A) no Default or Event of Default has occurred or is continuing, or if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) a computation (which computation will accompany such certificate and will be in reasonable detail) showing compliance with Sections 5.2(a) and
         (b), (c) in conformity with the terms of this Agreement;

                  (iv) promptly after receipt thereof by the Company, copies of any audit or management reports submitted to it by independent accountants in connection with any audit, interim audit or other report submitted to the board of directors (or other governing body) of the Company;

                  (v) promptly after the same are available, copies of each annual report, proxy or financial statement or other communication sent to the Company's stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the National Association of Securities Dealers, Inc.; and,

                  (vi) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries as the Agent or any Lender from time to time reasonably may request.

         (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit the Agent, the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and to discuss the affairs, finances and accounts of such person with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize the same and (ii) permit the Agent or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets. The Agent and the Lenders agree that they will endeavor to provide prior written notice of any such visit or audit, provided, however, the failure to give such notice will not affect the rights of the Agent and the Lenders under this Section 5.1(e).

         (f) Compliance with Environmental Laws; Hold Harmless and Indemnification. Timely comply with all applicable Environmental Laws, except where any such noncompliance, individually or in the aggregate, reasonably would not be expected to result in a Material Adverse Event. The Company hereby agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, and all costs and expenses incurred in connection herewith (including attorney's fees and expenses), caused directly or indirectly, in whole or in part, by (i) the presence on or under any of the Company's or other Loan Party's properties, of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from, or (ii) any activity carried on or undertaken on or off any property, whether prior to the Effective Date or whether by a Loan Party or any predecessor entity, or any employees, agents, contractors or subcontractors of a Loan Party or any predecessor entity, or any third persons at any time present on any property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under any property.

         (g) Further Assurances. Execute and deliver promptly after request therefor by the Agent, all documents, and instruments and take all further action that may be necessary or desirable, or that the Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Agent and the Lenders under this Agreement and the other Loan Documents.

         5.2 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment and performance of all other Obligations, and unless the Required Lenders otherwise consent in writing, the Company will not and will not permit any Loan Party to:

         (a) Tangible Net Worth. Permit or suffer Tangible Net Worth to be, at any time after the Effective Date, less than the sum of (i) $47,500,000, plus
(ii) the net amount of any proceeds from the sale of the Company's equity interests received by the Company after the Effective Date, plus (iii) fifty percent (50%) of annual Net Income accumulated from September 30, 1996, beginning with the calculation for the year ending September 30, 1997; provided, however, that no deduction will be made for any period where net income is less than zero and any loss will not reduce any amount added for any other period.

         (b) Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of Total Liabilities to Tangible Net Worth to exceed (i) 2.75 to 1.0 at the end of each fiscal quarter ending on June 30 or September 30, and (ii) 3.25 to 1.00 at the end of each fiscal quarter ending on December 31 or March 31.

         (c) Interest Coverage Ratio. Permit or suffer the Interest Coverage Ratio to be less than 3.0 to 1.0 at any time after the Effective Date.

         (d) Indebtedness. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                  (i) the Advances and indebtedness under the Short Term Credit Agreement (and any guaranties thereof);

                  (ii) Indebtedness to persons (including guaranties of Indebtedness) other than the Lenders under this Agreement, as described on Schedule 5.2(d), having the same material terms as those existing on the date of this Agreement, and provided, that (i) with respect to the indebtedness outstanding to Connecticut Mutual and Prudential Insurance, any extension renewal or replacement thereof (including by a different person) not to exceed the original principal amount of such loan, on an unsecured basis and at the then prevailing market terms, and (ii) with respect to any other indebtedness described on Schedule 5.2(d), any extension or renewal thereof (but without increase in the principal amount outstanding at the time of such extension or renewal);

                  (iii) Indebtedness secured by Permitted Liens;

                  (iv) Indebtedness of up to $1,000,000 from state or local governmental authorities or sub-divisions thereof or local development authorities, provided that so long as any Default or Event of Default shall exist and be continuing, such indebtedness may not be increased above the amount existing at the time of such Default or Event of Default;

                  (v) Subordinated Debt which is acceptable to the Required Lenders in their sole discretion, including the terms of the subordination agreement covering the Subordinated Debt;

                  (vi) guaranties of Indebtedness which in the aggregate do not exceed $1,000,000 at any time or other indebtedness not to exceed $500,000 at any time (to the extent such guaranties or indebtedness is not permitted under clause (ii) above); provided that so long as any Default or Event of Default shall exist and be continuing, such guaranties may not be increased from the guaranties existing at the time of such Default or Event of Default; and

                  (vii) Indebtedness of one Loan Party to another Loan Party.

         (e) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of any Loan Party other than:

                  (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                  (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event, and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which a Loan Party is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of such Loan Party, or surety, customs or appeal bonds to which such Loan Party is a party;

                  (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; provided, however, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of any Loan Party;

                  (iv) each Lien described in Schedule 5.2(e) which may be suffered to exist upon the same terms as those existing on the date hereof, and any extension or renewal thereof (but without increase in the principal amount secured thereby outstanding at the time of such extension or renewal and provided such Liens will not extend to cover any additional property); and

                  (v) purchase money Liens upon or in property of a Loan Party, provided, however, that no such Lien will extend to or cover any other property of any Loan Party and the amount of any such Lien will not exceed the purchase price of the related collateral.

         (f) Merger; Purchase of Assets; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person; provided, that this Section 5.2(f) will not prohibit any merger or consolidation solely between or among the Company and any Subsidiary, so long as the Company is the surviving person of such merger or consolidation.

         (g) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms and sales of obsolete or damaged material or equipment, (ii) the sale of all or part of Ag-Chem Equipment Co International Corp, a Virgin Islands corporation, (iii) transfers from one Loan Party to another Loan Party, and (iv) other sales of assets not to exceed $3,000,000 in the aggregate for all Loan Parties during any fiscal year of the Company; provided that so long as any Default or Event of Default shall exist and be continuing, no sales under clauses (ii) or (iii) above may be made beyond those contracted for at the time of such Default or Event of Default.

         (h) Fiscal Year. Change its fiscal year end from September 30.

         (i) Investments. Make, commit to make or permit to exist any loans, investments, advances or extensions of credit to any person, firm or corporation, other than: (i) Cash Equivalents, (ii) loans not to exceed $500,000 at any time outstanding and travel advances extended to officers and employees of a Loan Party in the ordinary course of business, (iii) investments existing on the Effective Date in Subsidiaries that are not Loan Parties, (iv) investments by the Company in other Loan Parties, (v) loans from one Loan Party to another Loan Party, or (vi) other investments which in the aggregate do not exceed $1,000,000 at any time after the Effective Date.

         (j) Capital Expenditures. Make Capital Expenditures on an aggregate basis for all Loan Parties during any fiscal year of the Company in excess of $20,000,000.

         (k) Transactions with Affiliates. Enter into, or permit or suffer to exist, or be a party to, any transaction or arrangement, including the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate that is not a Loan Party or any director or officer of any Loan Party, except in the ordinary course of and pursuant to the reasonable requirements of the Loan Party's business and upon fair and reasonable terms which are no less favorable to such Loan Party than could be obtained in a comparable arms-length transaction with a person not an Affiliate or a director or officer of the Loan Party. The Company will not permit Ag-Chem Equipment International to have any operations or assets with a value in excess of $10,000.

         (l) Dividends. Declare or pay dividends or make other stockholder distributions or redemptions of its capital stock, or commit to make any distribution of cash or property to its shareholders at any time after the Effective Date; provided, however,that so long as no Default or Event of Default has occurred and is continuing and no Default or Event of Default would occur upon payment of such amounts, (i) the Company may pay cash dividends or dividends paid solely in shares of the Company, and (ii) the Company may repurchase or redeem shares of its capital stock for an amount not to exceed $1,000,000 per fiscal year.


                                   ARTICLE VI

                                     DEFAULT

         6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Lenders or the Required Lenders, as applicable pursuant to Section 8.1:

         (a) Nonpayment. The Company shall fail to pay (i) when due (whether by mandatory prepayment or otherwise) the outstanding principal balance of the Notes, or (ii) more than five days after the due date, any interest on the Notes, any fees due the Agent or any Lender or any other Obligations payable hereunder, or (iii) any principal amount under the Short Term Credit Agreement when due, or any interest, fees or other Obligations due the Agent or the Lender under the Short Term Credit Agreement more than five days after the due date.

         (b) Misrepresentation. Any representation or warranty made by the Company or any Loan Party in Article IV or in any other Loan Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Loan Party in connection with this Agreement or the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

         (c) Certain Covenants. Any term, covenant or agreement contained in
Section 5.2 shall be breached and such breach shall not have been cured.

         (d) Other Defaults. Any term, covenant or agreement contained in this Agreement (other than those defaults described in other subsections of this Section 6.1) or any other Loan Document shall be breached, and any such breach shall remain unremedied for 30 calendar days after the Company or any Subsidiary becomes aware thereof, or there exists and is continuing an Event of Default under the Short Term Credit Agreement.

         (e) Cross Default. The Company or any Loan Party fails to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness under this Agreement, including the Notes and the Obligations of the Company), after expiration of any applicable period of grace provided with respect thereto, which individually, or together with other such Indebtedness as to which any such failure exists, has an aggregate outstanding principal amount in excess of $5,000,000; or the Company or any Loan Party fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, and such failure has not been waived by such third party, and after expiration of any applicable period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company.

         (f) Judgments. One or more judgments, judicial or administrative orders or arbitration award for the payment of money in an aggregate amount of $5,000,000 or more which is not covered by insurance shall be rendered against the Company or any other Loan Party, or any other judgment, judicial or administrative order or arbitration award (whether or not for the payment of money) shall be rendered against or shall affect the Company or any other Loan Party which causes or could reasonably be expected to cause a Material Adverse Event, and either (i) such judgment or order shall have remained unsatisfied and the Company or the Loan Party shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action, or, if such action shall have been taken, a final order denying such stay shall have been rendered and such judgment or order shall remain unsatisfied for 15 days thereafter, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order.

         (g) ERISA. The occurrence of a Reportable Event that results in liability of the Company or any of its ERISA Affiliates to the PBGC or to any Plan in excess of $5,000,000 which results or could reasonably be expected to result in a Material Adverse Event and such Reportable Event is not corrected within 30 days after notice to any Loan Party the occurrence thereof; or the occurrence of any Reportable Event which constitutes grounds for termination of any Plan of the Company or any of its ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within 30 days after the occurrence thereof; or the filing by the Company or any of its ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan which termination would or could reasonably be expected to result in a Material Adverse Event; or the Company or any of its ERISA Affiliates shall fail to pay when due any liability in excess of $5,000,000 to the PBGC or to a Plan and such failure is not corrected within 30 days after notice to any Loan Party thereof, or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company or any of its ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in liability in excess of $5,000,000 of the Company or any of its ERISA Affiliates, any Plan of the Company or any of its ERISA Affiliates or any fiduciary of any such Plan; or failure by the Company or any of its ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in liability in excess of $5,000,000 of the Company or any of its ERISA Affiliates to the PBGC or any Plan and such failure is not corrected within 30 days after notice to any Loan Party thereof; or the withdrawal of the Company or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA which results or could reasonably be expected to result in a Material Adverse Event; or the occurrence of events or circumstances, including action taken or omitted to be taken by the Company or any of its ERISA Affiliates, with regard to a Multiemployer Plan which results or could reasonably be expected to result in the imposition to the Company or any of its ERISA Affiliates of "withdrawal liability" within the meaning of Section 4201 of ERISA and such imposition of withdrawal liability would or could reasonably be expected to result in a Material Adverse Event.

         (h) Insolvency, Etc. Any Loan Party: shall be dissolved or liquidated (other than a dissolution or liquidation of Ag-Chem Equipment Co International Corp, a Virgin Islands corporation) or any judgment, order or decree therefor shall be entered; or shall generally not pay its debts as they become due; or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall institute, or there shall be instituted against any Loan Party any proceeding or case seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such a proceeding is instituted against any Loan Party and is being contested by such person in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 120 days; or shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

         (i) Change of Control. The Company shall cease to own 100% of the capital stock of the Guarantors (to the extent a Guarantor's existence has not ceased) or Alvin E. McQuinn, members of his immediate family and trusts for the benefit of Alvin E. McQuinn or members of his immediate family shall cease to own, in the aggregate beneficially and of record, at least 40% of the outstanding capital stock of the Company.

         (j) Enforceability of Loan Documents. This Agreement or any of the other Loan Documents shall, at any time after their respective execution and delivery, and for any reason, the validity or enforceability thereof or hereof shall be contested by any Loan Party, any or any stockholder of the Company, shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.

         6.2 Remedies.

         (a) Termination of Commitment; Acceleration. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon the direction of the Required Lenders will, by notice to the Company terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other Obligations to be immediately due and payable, or both; whereupon the obligations of the Agent and Lenders to make Advances and issue Letters of Credit shall immediately terminate and all such amounts shall become immediately due and payable, or both; provided, however, that, upon the occurrence of any event or condition described in Section 6.1(h), the obligations of the Agent and Lenders to make Advances and issue Letters of Credit shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

         (b) Other Remedies. Upon (x) the occurrence and during the continuance of any Event of Default, the Agent may, and upon the direction of the Required Lenders will, and (y) upon the termination of the Commitments and acceleration of the Obligations any Lender may, exercise and enforce any and all other rights and remedies available to them, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by the Agent or such Lender, including suit in equity, action at law, or other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document or under applicable law. All monies received by the Agent or any Lender from the exercise of any of such rights or remedies shall, unless otherwise required by applicable law, be applied as follows:

                  (i) first, to the payment of all expenses (to the extent not paid by the Company) incurred by the Agent or any Lender in connection with the exercise of such rights or remedies, including all costs and expenses of collection, reasonable attorneys' fees and court costs, all costs incurred by the Agent or any Lender directly or indirectly in carrying out the terms, covenants and agreements of the Company contained in this Agreement or any of the other Loan Documents, together with interest thereon as provided herein, and all other costs and expenses described in Section 8.5;

                  (ii) next, to the payment of any outstanding fees due under Sections 2.1(d) and 2.4(e);

                  (iii) next, to the payment of interest then accrued and unpaid on the Notes;

                  (iv) next, to the payment of the principal balance then owing on the Notes;

                  (v) next, to all of the other Obligations; and

                  (vi) surplus, if any, unless a court of competent jurisdiction decrees otherwise, to the Company.

         (c) Cash Cover. The Company hereby agrees, in addition to the other provisions of this Section 6.2, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent or the Required Lenders, pay (and, in the case of any Event of Default specified in Section 6.1(h) forthwith, without any demand or the taking of any other action by the Agent or the Lenders, it shall pay) to the Agent an amount in immediately available funds (which funds shall be held as collateral) equal to the then aggregate amount available for draw under all Letters of Credit outstanding at the time.



                                   ARTICLE VII

                                    THE AGENT

         The Lenders and the Agent agree among themselves, and the Company hereby consents, as follows:

         7.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement or the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent is expressly authorized as agent to enforce, on behalf of the Lenders, all rights and remedies available to it or the Lenders under this Agreement, any other Loan Document or applicable law. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and under the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be trustee for, or otherwise have a fiduciary relationship in respect of, any Lender. The Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure by any Loan Party to perform any of its obligations hereunder or under any other Loan Document. The Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. Neither the Agent nor any of its Affiliates, directors, officers, employees, attorneys or agents shall be liable or responsible for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct.

         7.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Lenders or the Required Lenders, as the case may be.

         7.3 Rights as a Lender. With respect to its Commitment and Notes, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Agent. Unless otherwise prohibited under this Agreement, the Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with, the Company or any of its Affiliates as if it were not acting as an agent and an Agent may accept fees and other consideration from the Company or any of its Affiliates for services in connection with this Agreement, any other Loan Document or otherwise without having to account for the same to the Lenders (except as to the payment of the commitment fees or other consideration as expressly provided in this Agreement).

         7.4 Indemnification. The Lenders agree to indemnify the Agent, the Canadian Lender and the London Agent (to the extent not reimbursed by the Company under Section 8.5), ratably in accordance with each Lender's Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys' fees) which may be imposed on, incurred by or asserted against the Agent, the Canadian Lender or the London Agent in any way relating to or arising out of its duties under this Agreement or any other Loan Document or the transactions contemplated hereby (including the costs and expenses which the Company is are obligated to pay under Sections 8.5) or the enforcement of any of the terms hereof or of any such other documents, or pursuant to any other instructions approved by the Lenders, or the Required Lenders, as the case may be; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such agent.

         7.5 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under Section 7.6(b), the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any other Loan Party or any other person which may come into its possession.

         7.6 Duties of Agent.

         (a) General. In carrying out the agency under this Agreement and the other Loan Documents, the Agent and the other Advancing Agents shall have only the duties and responsibilities specifically set forth in this Agreement and, in performing such duties and responsibilities, the Agent and the other Advancing Agents shall exercise the same degree of care as they would if the Advances were entirely for its own account, but, unless the Agent has actual knowledge thereof, the Agent shall not be deemed to have knowledge of the occurrence of any Event of Default or any Default, and need not take or continue any action with respect thereto or towards the enforcement of this Agreement, the Notes or the other Loan Documents, nor prosecute or defend any suit with respect to this Agreement, the Notes or the other Loan Documents unless directed to do so by the Required Lenders and unless it is indemnified to its satisfaction against any loss, cost, liability or expense which it might incur as a consequence of taking such action.

         (b) Notices. The Agent shall provide the following notices or other information to the Lenders: (i) notices of requests for Advances received from the Company which shall be given by the Agent to each Lender no later than one half hour after the deadline for the Type of Advance has lapsed, on the Business Day such notice is received by the Agent (provided such notice is received by the Agent by such deadline specified in Section 2.2 (b) above); (ii) notices of any requests by the Company for consents, waivers or amendments under this Agreement or any of the other Loan Documents, promptly after receipt thereof by the Agent from the Company; (iii) summary of the results of each audit or any comprehensive field audit conducted by the Agent and, if so requested by any Lender, access to the complete audits, promptly after completion thereof by the Agent; (iv) copies of any financial statements furnished by the Company to the Agent and not otherwise furnished to the Lenders hereunder, promptly after receipt by such Agent; and (v) notice of the occurrence of a Default or an Event of Default, promptly after the Agent receives notice thereof from the Company or a Lender or otherwise has actual knowledge thereof. In connection with the foregoing, the Agent shall be entitled to assume that the Company has given to the Lenders all notices, financial statements and other information required to be furnished by the Company to the Lenders under this Agreement or any other Loan Document and shall not be required to duplicate such notices, financial statements or other information (x) other than notices of a Default or Event of Default and any request for a waiver or amendment of any negative covenant hereunder, and (y) unless the Agent has received notice from a Lender that the Company have failed to deliver specified items to such Lender. Notwithstanding anything in this Section 7.6(b) to the contrary, the Agent shall not have any liability to the Lenders for failure to provide any notices or other information as specified above, other than due to gross negligence or willful misconduct.

         7.7 Successor Agent. The Agent and the other Advancing Agents may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall, have the right to appoint a successor Agent (or Advancing Agent, as applicable); provided, however, that so long as an Event of Default shall not have occurred and be continuing, upon any such resignation, the Company shall, with the consent of the Required Lenders (which consent shall not be unreasonably withheld), have the right to appoint any Lender as a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or the Company, as the case may be, and shall have accepted such appointment, within thirty (30) days after the retiring agent's giving of notice of resignation, then the retiring agent may, on behalf of the Lenders, appoint a successor agent, which may be (i) any Lender, or (ii) any other commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 (or any affiliate thereof qualified to fulfill the obligations of the Canadian Lender or the London Agent, as applicable). Upon the acceptance of its appointment as an agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After any retiring agent's resignation hereunder as agent, the provisions of this Article shall inure to its benefits as to any actions taken or omitted to be taken by it while it was an agent.

         7.8 Nature of Advances. Each Lender represents and warrants to the Company, the Agent and the other Lenders that the Advances and the Notes to be delivered to it hereunder will evidence loans made in the ordinary course of its commercial banking business and will be acquired for itself for investment and not with a view to any distribution thereof, subject, nevertheless, to the disposition of its property being at all times within its control. The Agent may for all purposes treat the Lender to which any Note is issued as the holder of such Note unless the Agent shall have been notified in writing by such Lender of its sale or disposition of such Note and the name and address of the new holder.

         7.9 Default Interest. If either the Agent or any of the Lenders shall fail to pay any amounts required to be paid by it (the party so failing to make payment is referred to in this Section 7.9 as the "Defaulting Party") to another Lender or to the Agent (the party entitled to receive such amount is referred to in this Section 7.9 as the "Payee") under this Agreement when due or within ten days after demand for payment has been made by Payee, then the Defaulting Party shall pay to Payee interest on the amount not so paid when due, at a per annum rate equal to the Federal Funds Rate plus three percent (3%) per annum, from the tenth day after such demand is made by Payee until payment is received by Payee, in addition to any other rights or remedies available to Payee under this Agreement or applicable law.

         7.10 Limited Purpose of Certain Provisions. The provisions of Article VII, except for Section 7.7, are solely for the benefit of the Agent and the Lenders and for the limited purpose of defining certain terms of their respective relationship under this Agreement and the other Loan Documents. Except with regard to the right to consent to any successor agent in accordance with Section 7.7, neither the Company nor any other Loan Party shall have any right, benefit or interest under, or because of the existence of, such provisions nor shall such provisions (or the failure of the Agent or any of the Lenders to comply with any of such provisions) affect the obligations of the Loan Parties under this Agreement or any other Loan Document.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Waivers, Amendments, etc.

         (a) General. No provision of this Agreement or any other Loan Document may be modified, waived or amended except by an instrument or instruments signed by the Company and the Required Lenders, except that any provision of Article VII may not be amended without the signature of the Agent and any provision of
Article VII (excluding Section 7.7) may be modified, amended or waived without the signature of the Company and provided that, except by an instrument in writing executed by all of the Lenders, no such modification, amendment or waiver shall:

                  (i) authorize or permit the extension of time or times of payment of the principal of, or interest on, the Notes, or any one of them, or the reduction in principal amount thereof or the rate of interest thereon, or any other modification in the terms of payment of principal of or interest on the Notes or the assignment of the rights or obligations of the Company thereunder or under any Notes or any other Loan Document or the release of any guaranty for the Obligations;

                  (ii) amend or change the aggregate Tranche A Commitments or the respective amounts of the Lenders' respective Commitments, or reduce the percentage amount which constitute the Required Lenders, or change the terms of this Section 8.1;

                  (iii) amend or change any of the Loan Documents so as to materially impair the rights of the Lenders thereunder; or

                  (iv) authorize or permit the reduction in the amount of any of the fees required to be paid to the Lenders under this Agreement or change the due date of any such fees.

         In the event that any Lender does not consent to any revision or amendment for which the consent of all Lenders is required pursuant to this
Section 8.1 ("Nonconsenting Lender"), the Company shall have the option to request the Agent to replace such Nonconsenting Lender. The Agent may thereafter cause the outstanding Advances and Commitment of the Nonconsenting Lender to be purchased and replaced by a new lender, including without limitation, any of the Lenders and such Nonconsenting Lender must execute all assignments and other transfer documents reasonably requested by the Agent to accomplish such replacement.

         8.2 Notices.

         (a) General. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered, telecopied or sent to the Company, the Agent or the Lenders to the applicable Address set forth on the signature page attached hereto, or to such other address as may be designated by one of the Lenders, the Agent or the Company by written notice to the other parties.

         (b) Receipt of Notices. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, upon receipt of such mailing, or if deposited with an expedited courier service such as "Federal Express" or "Purolator", upon receipt which will be presumed to be on the Business Day following such deposit, or if telecopied, on the Business Day on which such telecopy is confirmed as having been received, in all cases, addressed to the respective address set forth on the signature page attached hereto, or as may otherwise be designated in accordance herewith.

         (c) Notices of Termination or Prepayment. Notices by the Company to the Agent with respect to terminations or reductions of the Tranche A Commitments or the Tranche B Commitment and notices of prepayment, each pursuant to the terms of this Agreement, shall be irrevocable and binding on the Company.

         (d) Telephonic Notices. Any notice to be given by the Company to the Agent pursuant to Section 2.2 and any notice to be given by the Agent or any Lender hereunder, may be given by telephone, to be confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the President or Chief Financial Officer of the Company and by the loan officer then administering this Agreement or his or her supervisor with respect to the Agent and the Lenders.

         8.3 No Waiver by Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder or under this Agreement or any other Loan Documents shall operate as a waiver of such rights, power or privilege or otherwise prejudice their rights and remedies hereunder or under this Agreement or any other Loan Document; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or the Lenders under this Agreement or under any other Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or under any other Loan Document or by applicable law to the Agent or the Lenders may be exercised from time to time and as often as may be deemed expedient by the Agent or the Lenders and, unless contrary to the express provisions of this Agreement or the other Loan Documents, irrespective of the occurrence or continuance of any Default or Event of Default.

         8.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company and/or any other Loan Party made herein, to any other Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any other Loan Party in connection with this

Agreement or any other Loan Document shall be deemed to be material and to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by the Agent or in any Lender's behalf, and those covenants and agreements of the Company set forth in Section 8.5 shall survive the repayment in full of the Obligations and the termination of the Commitments.

         8.5 Expenses; Indemnification. The Company, agrees to pay, or reimburse the Agent and the Lenders for the payment of, on demand: (a) the reasonable fees and expenses of counsel to the Agent, including the reasonable fees and expenses of Honigman Miller Schwartz and Cohn, in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents, any documents or instruments prepared prior to the Effective Date and the consummation of the transactions contemplated hereby, and in connection with advising the Agent and the Lenders as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith; and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees; and (c) all reasonable costs and expenses of each Lender (including reasonable fees and expenses of counsel and when incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement, the Notes or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

         8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer its rights hereunder without the prior written consent of all the Lenders and no Lender may assign any portion of its Advances, Notes or Commitment to any other person other than an Affiliate of such Lender or the Federal Reserve Board (a) without the prior written consent of the Agent and, so long as there is no Default or Event of Default then existing, the Company (in each case, such consent not to be unreasonably withheld), and (b) any such assignment must be in the minimum amount of $5,000,000, or the entire Commitment of a Lender if less than $5,000,000 subject, however, to the rights of each Lender to grant participations of any amount in accordance with the following sentence. Without limiting the foregoing, each Lender may grant participations in all or any part of its Advances, Notes and Commitment to any institutional investor without the consent of the Company and the Agent and each of such Lender's participants may grant subparticipations but only so long as: (i) no holder of any such participation or subparticipation, other than an Affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder (except that such holder may have rights to require such Lender to consent or not consent to the items set forth in clauses (i) through (iv) of Section 8.1 above); and (ii) no Lender shall, as between the Company and such Lender or between such Lender and any other Lender or the Agent, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Company hereby acknowledges and agrees that any participant or subparticipant described in this Section

8.6 will, for purposes of Section 2.8, be considered to be a Lender hereunder (provided that such participant or subparticipant shall not be entitled to receive any more than the Lender owning the Advances or Commitment subject to such participation or subparticipation would have received had such Lender not sold a participation) and may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with this Agreement or any Note.

         8.7 Disclosure of Information.

         (a) General. Subject to Section 8.7(b), the Company authorizes the Agent and the Lenders to disclose to any permitted assignee or participant or to any successor to their respective assets (each, a "Transferee") and to any prospective Transferee any and all financial and other information in the Agent's or Lender's possession concerning the Company or any Subsidiary which has been delivered to the Agent or a Lender by or on behalf of the Company or any Subsidiary pursuant to this Agreement or the other Loan Documents or which has been received by the Agent and the Lenders in connection with their credit evaluation of the Company or any Subsidiary prior to entering into this Agreement.

         (b) Confidentiality. The Agent and Lenders agrees to hold any non-public information which it has received or may receive from any Loan Party pursuant to this Agreement or any other Loan Document confidential, except for disclosure (i) to officers, employees and agents of the Agent and Lenders and their respective Affiliates having a need to know such information in the course of their duties to such party, (ii) to legal counsel, accountants, and other professional advisors to the Agent or a Lender having a need to know such information in the course of their duties to such person, (iii) to Governmental Authorities, (iv) as requested pursuant to or as required by Governmental Regulations, (v) in connection with any collection of the Obligations and/or any legal proceeding to which the Agent or a Lender is a party, and (vi) to a Transferee or prospective Transferee which agrees to be bound by this Section 8.7(b).

         8.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         8.9 Governing Law.

         (a) General. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company further agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document or the transactions contemplated hereby may be brought in any court of the State of Michigan or a court of the United States of America sitting in the Eastern District of Michigan, and the Company and each of the Loan Parties hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

         (b) Suit in Other Jurisdictions. Nothing in Section 8.9(a) shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against any Loan Party or their respective property in the courts of any other jurisdictions.

         (c) Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any service of process (whether from service or notice, or otherwise) with respect to itself or its property, the Company hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and the other Loan Documents.

         8.10 Table of Contents and Headings. The table of contents and the headings of the various Articles, Sections and paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

         8.11 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

         8.12 Integration and Severability. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Company and the other Loan Parties, on the one hand, and the Agent and the Lenders, on the other hand, and supersede all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Company or any Loan Party under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company or any shall not in any way be affected or impaired thereby, and such invalidity, illegality or enforceability of the obligations of the Company and any other Loan Party under this Agreement or any other Loan Document in any other jurisdiction.

         8.13 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

         8.14 Interest Rate Limitations.

         (a) All Advances. Notwithstanding any provisions of this Agreement or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever a Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the Advances outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other Obligations of the Company to the Lender have been paid in full.

         (b) Canadian Advances. With respect to all Canadian Advances only:

                  (i) All interest payments to be made to the Canadian Lender under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

                  (ii) Unless otherwise stated, wherever this Agreement reference is made to a rate of interest "per annum" or a similar expression is used for amounts due to the Canadian Lender, such interest will be calculated by the Canadian Lender on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

                  (iii) For purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement to the Canadian Lender is to be calculated on the basis of a year of 365 days or 360 days of any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

         8.15 Limitation of Liability. Neither the Agent, the Lenders nor any of their Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Company or any of its Affiliates for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or any other Loan Document or in connection herewith or therewith, except that no person shall be relieved of any liability for negligence, misconduct, or breach of contract.

         8.16 Interpretation. This Agreement and each other Loan Document are being entered into by competent and experienced business people, represented by counsel, and this Agreement and each other Loan Document have been reviewed by the parties and their counsel. Therefore, any ambiguous language will not necessarily be construed against any particular party as the drafter of such language. The parties intend that this Agreement and all other Loan Documents shall be construed and interpreted in a consistent manner. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall be controlling but the other Loan Document shall not otherwise be affected or the rights therein impaired.

         8.17 Jurisdiction and Venue. The Company hereby irrevocably submits to the jurisdiction of any Minnesota or Michigan state court or any federal court located in Minneapolis, Minnesota or Detroit, Michigan over any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or court or federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this subsection shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction. The Company agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in Hennepin County, Minnesota or Wayne County, Michigan.

         8.18 WAIVER OF JURY TRIAL. THE AGENT, THE COMPANY AND EACH OF THE LENDERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER THE AGENT, THE COMPANY NOR ANY LENDER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE AGENT, THE COMPANY NOR ANY LENDER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Long Term Second Amended and Restated Revolving Credit Agreement to be duly executed as of the date first written above.

                                      AG-CHEM EQUIPMENT CO., INC.


                                      By: /s/ John Retherford
                                          John Retherford
                                          Its:  Senior Vice President

                                      Address: 5720 Smetana Drive
                                               Minnetonka, MN  55343
                                               Attn:  John Retherford
                                               Telephone:  612/933-9006
                                               Telecopy:  612/933-8799

Tranche A Commitment: $20,000,000     NBD BANK

Percentage: 50.0% of US Advances

                                      By: /s/ ***
                                          ***
                                          Its:  Vice President

                                      Address: 611 Woodward Avenue
                                               Detroit, Michigan  48226
                                               Attn: ***
                                               Telephone: (313) 225-2873
                                               Telecopy: (313) 225-3269

Tranche A Commitment: US$5,000,000    THE FIRST NATIONAL BANK OF CHICAGO

Percentage: 50.0% of Dutch Guilder
 Advances
                                      By: /s/ ***
                                          ***
                                          Its: Vice President

                                      Address: 90 Long Acre
                                               London WC2E 9RB ENGLAND
                                               Attn: ***
                                               Telephone: 011/44/171-438-4150
                                               Telecopy: 011/44/171-438-4148


Tranche A Commitment:  $12,800,000    HARRIS TRUST AND SAVINGS BANK
Percentage:  32.0%

                                      By: /s/ ***
                                          ***
                                          Its: Vice President

                                      Address: 111 W. Monroe, Floor 10C
                                               P.O. Box 755
                                               Chicago, IL  60690
                                               Attn: ***
                                               Telephone: 312/461-7009
                                               Telecopy: 312/293-5040

Tranche A Commitment:  $7,200,000     COOPERATIEVE CENTRALE RAIFFEISEN -
Percentage:  18.0%                    BOERENLEENBANK B.A., "RABOBANK
                                      NEDERLAND", NEW YORK BRANCH


                                      By: /s/ ***
                                          ***
                                          Its: Vice President


                                      By: /s/ ***
                                          ***
                                          Its: Senior Credit Officer

                                      Address: 300 S. Wacker Dr., Suite 3500
                                               Chicago, IL 60606
                                               Attn: ***
                                               Telephone: (312) 408-8211
                                               Telecopy: (312) 408-8240

                                      with a copy to: 245 Park Ave.
                                                      New York, NY 10167
                                                      Attn: ***,
                                                            Corporate Services
                                                      Telephone:  (212) 916-7994
                                                      Telecopy: (212) 916-7930


Tranche B Commitment: US$5,000,000    FIRST CHICAGO NBD BANK, CANADA

Percentage:  100% of Canadian Advances

                                      By: (ILLEGIBLE)
                                          --------------------------------
                                          Its: Assistant Vice President


                                      By: (ILLEGIBLE)
                                          --------------------------------
                                          Its: Vice President

                                      Address: 161 Bay Street, Ste 4240
                                               Toronto, Ontario  M5J 2S1  CANADA
                                               Attn: ***
                                               Telephone: (416) 365-5261
                                               Telecopy: (416) 363-7574